As filed with the Securities and Exchange Commission on May 7, 2007
Registration No. 333-138166

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
FORM S-1/A
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	3699	98-0509431
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13/F, Shenzhen Special Zone Press Tower Shennan Road
Futian District, Zhenzhen, China 518034
(86) 755-8351-0888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
 ____________________________
Guoshen Tu 13/F, Shenzhen Special Zone Press Tower Shennan Road, Futian District, Zhenzhen, China 518034 (86) 755-8351-0888	Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000
(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
____________________________

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ྑ

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ྑ

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ྑ

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated , 2007

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

2,333,334 Shares of Common Stock

This prospectus relates to 2,333,334 shares of common stock of China Security & Surveillance Technology, Inc., a Delaware corporation, that may be sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sales by the selling stockholders.

Common stock of China Security and Surveillance Technology Inc. is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CSCT.OB”. The closing sales price for its common stock on May 2, 2007 was $15.50 per share, as reported on the OTC Bulletin Board. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such selling stockholders who are affiliates of broker-dealers and any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the shares being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus titled “Risk Factors,” beginning on page 6, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is  , 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	17
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	18
DESCRIPTION OF BUSINESS	38
MANAGEMENT	49
CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	60
DESCRIPTION OF SECURITIES	61
SHARES ELIGIBLE FOR FUTURE SALE	61
PLAN OF DISTRIBUTION	61
LEGAL MATTERS	65
EXPERTS	65
WHERE YOU CAN FIND MORE INFORMATION	65

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Except as otherwise indicated by the context, references in this prospectus to “CSST,” “we,” “us,” “our,” “our Company,” or “the Company” are to China Security & Surveillance Technology, Inc., a Delaware corporation and its direct and indirect subsidiaries. Unless the context otherwise requires, all references to (i) “Safetech” are to China Safetech Holdings Limited, a British Virgin Islands corporation; (ii) “CSST HK” are to China Security & Surveillance Technology (HK) Ltd., a Hong Kong corporation; (iii) “CSST China” are to China Security & Surveillance Technology (PRC) Ltd., a corporation incorporated in the People’s Republic of China; (iv)”Golden” are to Golden Group Corporation (Shenzhen) Limited, a corporation incorporated in the People’s Republic of China; (v) “Cheng Feng” are to Shanghai Cheng Feng Digital Technology Co. Ltd.; (vi) “Hongtianzhi” are to Shenzhen Hongtianzhi Electronics Co., Ltd; (vii) “BVI” are to British Virgin Islands; (viii) “PRC” and “China” are to People’s Republic of China; (ix) “U.S. dollar,” “$” and “US$” are to United States dollars; (x) “RMB” are to Yuan Renminbi of China; (xi) “Securities Act” are to Securities Act of 1933, as amended; and (xii) “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

The Company

Overview

We manufacture, distribute, install and service security and surveillance products and systems and develop security and surveillance related software in China. Our customers mainly comprise (i) governmental entities (including customs agencies, courts, public security bureaus and prisons), (ii) non-profit organizations (including schools, museums, sports arenas and libraries) and (iii) commercial entities (including airports, hotels, real estate, banks, mines, railways, supermarkets and entertainment venues). These account for approximately 40%, 10% and 50% of revenues, respectively.

A majority of our revenues is derived from the provision of a packaged security and surveillance solution which includes the products, installation and after sale service maintenance to our customers. Because a majority of our revenues is derived from the installation of security and surveillance systems for our customers which are generally non-recurring, our revenues are not concentrated within any one customer or group of customers. Maintenance services in our packaged solution are included for the first year from the date of completion. Our customers have an option to sign up for our maintenance program after the first year.

Our subsidiary Golden has 37 branch offices in provincial cities, Cheng Feng has 22 distribution points and Hongtianzhi has 53 distribution points throughout China as our customers are located across the country without any particular concentration in any region.

Our Background and History

We were incorporated in the BVI on April 8, 2002 under the name “Apex Wealth Enterprises Limited” as a corporation under the International Business Companies Ordinance of 1984. In February 2006, we changed our name to China Security and Surveillance Technology Inc. In November 2006, we changed our domicile from the BVI to Delaware by merging the BVI corporation into a newly incorporated Delaware corporation. Prior to our reverse acquisition of Safetech in September 2005, as discussed in more detail below, we were a development stage enterprise and had not yet generated any revenues. Prior to the reverse acquisition, we provided business advisory and management consulting services in greater China, initially concentrating on the Hong Kong market. The focus of these services was on small to medium size enterprises.

From and after the reverse acquisition, our business became the business of our indirect, wholly-owned subsidiary, Golden and the newly acquired subsidiaries Cheng Feng and Hongtianzhi. Golden is a corporation incorporated in the PRC which is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Golden was organized in the PRC in January 1995. In 2006, we acquired Cheng Feng, a corporation incorporated in the PRC which is engaged in the business of manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of related software. In April 2007, we acquired Hongtianzhi, a corporation incorporated in the PRC which is engaged in the business of manufacturing digital cameras. We are headquartered in Shenzhen, China.

Reverse Acquisition with Safetech

On September 12, 2005, we acquired 50,000 shares of the issued and outstanding capital stock of Safetech, constituting all of the issued and outstanding capital stock of Safetech. The 50,000 shares of Safetech were acquired from the individual shareholders of Safetech in a share exchange transaction in return for the issuance of 8,138,000 shares of our common stock. As a result of this transaction, Safetech became our wholly-owned subsidiary, and Golden became our indirect wholly-owned subsidiary. Completion of the transaction resulted in a change in control of our Company.

For accounting purposes, this transaction was treated as a reverse acquisition, with Safetech as the acquirer and our Company as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of our operating PRC subsidiaries on a consolidated basis unless otherwise specified.

Subsequent Acquisitions

On October 25, 2005, we entered into an agreement with the equity owners of Shenzhen Yuan Da Wei Shi Technology Limited, or “Yuan Da,” which was subsequently amended in April and May 2006. Pursuant to the amended agreement, we acquired all of the assets of Yuan Da for RMB 1 million (approximately $0.125 million) and 200,000 shares of our common stock. Yuan Da is a limited liability company established in Shenzhen, China and was principally engaged in the sale and development of security and surveillance systems.

In July 2006, we entered into an agreement with shareholders of Cheng Feng to acquire 100% ownership of Cheng Feng for a consideration of RMB 120 million (approximately $15 million),

consisting of RMB 60 million (approximately $7.5 million) in cash and 1,361,748 shares of our common stock. The operational control of Cheng Feng passed to the Company in July 2006, we received the relevant Chinese government approval for such acquisition in December 2006 and all consideration to Cheng Feng has been paid off as of the date of this prospectus. Cheng Feng is a company that is engaged in the business of manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of related software.

In November 2006, we acquired the security and surveillance business of Jian Golden An Ke Technology Co. Ltd., or “Jian An Ke,” Shenzhen Golden Guangdian Technology Co. Ltd., or “Shenzhen Guangdian,” Shenyang Golden Digital Technology Co. Ltd., or “Shenyang Golden,” and Jiangxi Golden Digital Technology Co. Ltd., or “Jiangxi Golden,” of which our CEO and director Guoshen Tu owned 80%, 60%, 42% and 90%, respectively. We refer to these companies in this prospectus as the Four-Related Companies. Mr. Tu did not receive any consideration for the acquisition of his interest in the Four-Related Companies. The minority shareholders of these four companies and their designees received in aggregate 850,000 shares of our common stock. Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products.

On April 2, 2007, we entered into an Equity Transfer Agreement with Safetech and Zheng Huang, the sole owner of Chain Star Investments Limited, a Hong Kong Corporation, or “Chain Star,” pursuant to which Safetech purchased 100% ownership of Chain Star from Mr. Huang. Chain Star is a holding company of Hongtianzhi. Pursuant to the terms of the Equity Transfer Agreement, we will pay a total consideration of RMB 250 million (approximately $32.1 million) in exchange for 100% ownership of Chain Star, consisting of RMB 125 million (approximately USD$16 million) in cash and RMB 125 million (approximately $16 million) in the Company’s shares of common stock.

The Offering

Common stock offered by selling stockholders	2,333,334 shares
Common stock outstanding before the offering	34,941,406 shares (1)
Common stock outstanding after the offering	34,941,406 shares (1)
Proceeds to us	We will not receive any proceeds from the sale of common stock covered by this prospectus.

(1)	Represents the number of shares outstanding on May 2, 2007

Summary Consolidated Financial Data

The following summary consolidated statement of income and comprehensive income data for the years ended December 31, 2004, 2005 and 2006 and the selected consolidated balance sheet data as of December 31, 2005 and 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for the year ended December 31, 2003 and the summary balance sheet data as of December 31, 2004 are derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated financial data for the year ended December 31, 2002 is derived from our unaudited consolidated financial statements that are not included in this prospectus.
The following summary consolidated financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of our results for any future periods.

( in thousands of U.S. dollars, except per share data)

	2006	2005	2004	2003	2002
Statement of Income Data

Revenues	$106,989	$32,689	$16,056	$11,795	$10,331

Cost of Sales	$75,976	$23,473	$8,796	$7,581	$7,030

Operating Expenses	$5,779	$1,737	$1,129	$952	$1,097

Income From Operations	$25,342	$7,479	$6,131	$3,262	$2,234

Income Taxes	$3,889	$780	$873	$517	$335

Net Income	$22,931	$7,266	$5,724	$2,752	$1,899

Number of Shares Issued and Outstanding	31,824,938	21,558,000	17,000,000	17,000,000	17,000,000

Income from Operations Per Share
Basic	$0.97	$0.40	$0.36	$0.19	$0.13
Diluted	$0.94	$0.40	$0.36	$0.19	$0.13

Weighted Average Number of Shares Outstanding
Basic	26,052,519	18,521,479	17,000,000	17,000,000	17,000,000
Diluted	26,940,215	18,521,479	17,000,000	17,000,000	17,000,000

Net Income Per Share
Basic	$0.88	$0.39	$0.34	$0.16	$0.11
Diluted	$0.85	$0.39	$0.34	$0.16	$0.11

Balance Sheet Data

Working Capital	$63,535	$20,546	$8,494	$7,918	$5,591

Total Assets	$114,527	$29,117	$22,009	$16,977	$13,582

Total Current Liabilities	$22,604	$4,505	$5,208	$5,900	$4,126

Net Assets	$89,820	$24,612	$16,801	$11,077	$9,455

Total Shareholders’ Equity	$89,820	$24,612	$16,801	$11,077	$8,850

Risk Factors

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and operating results. You should consider these risks before investing in our Company. Risks relating to our business and industry include, among others: our ability to attract new customers; our ability to keep pace with technological developments in the security and surveillance industry, and to develop and commercialize new products; competition and competitive factors in the markets in which we compete; and our ability to successfully integrate companies that we have acquired and to avoid or mitigate potential damages arising from risks associated with acquired companies and the legal structure utilized to effectuate acquisitions of these companies. You should carefully consider the risks discussed in “RISK FACTORS” before deciding to invest in our common stock.

Additional Information

Our corporate headquarters are located at 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, Peoples Republic of China, 518034. Our telephone number is (86) 755-8351-0888. We maintain a website at www.csstf.com that contains information about our Company, but that information is not a part of this prospectus.

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock being offered for resale by the selling stockholders. If any of the events or developments described below actually occurs, our business, financial condition, and results of operations may suffer. In that case, the trading price of our common stock may decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

DUE TO THE NATURE OF OUR BUSINESS, WE DO NOT HAVE SIGNIFICANT AMOUNTS OF RECURRING REVENUES FROM OUR EXISTING CUSTOMERS AND WE ARE HIGHLY DEPENDENT ON NEW BUSINESS DEVELOPMENT.

Most of our revenues derive from the installation of security and surveillance systems which are generally non-recurring. Our customers are mainly governmental entities, non-profit organizations and commercial entities, such as airports, customs agencies, hotels, real estate developments, banks, mines, railways, supermarkets, and entertainment enterprises. We manufacture and install security systems for these customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has additional installation sites for which our services might be required. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

IN ORDER TO GROW AT THE PACE EXPECTED BY MANAGEMENT, WE WILL REQUIRE ADDITIONAL CAPITAL TO SUPPORT OUR LONG-TERM BUSINESS PLAN. IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL IN FUTURE YEARS, WE MAY BE UNABLE TO PROCEED WITH OUR LONG-TERM BUSINESS PLAN AND WE MAY BE FORCED TO CURTAIL OR CEASE OUR OPERATIONS.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale.  Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers.  We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources.  Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities.  In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future.  If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all.  In addition, a lack of additional financing could force us to substantially curtail or cease operations.

WE SOMETIMES EXTEND CREDIT TO OUR CUSTOMERS. FAILURE TO COLLECT THE TRADE RECEIVABLES OR UNTIMELY COLLECTION COULD AFFECT OUR LIQUIDITY.

We extend credit to a large number of our customers while generally requiring no collateral. Generally, our customers pay in installments, with a portion of the payment upfront, a portion of the payment upon receipt of our products by our customers and before the installation, and a portion of the payment after the installation of our products and upon satisfaction of our customer. Sometimes, a small portion of the payment will not be paid until after a certain period following the installation. We perform ongoing credit evaluations of our customers’ financial condition and generally have no difficulties in collecting our payments. However, if we encounter future problems collecting amounts due from our clients or if we experience delays in the collection of amounts due from our clients, our liquidity could be negatively affected.

IF OUR SUBCONTRACTORS FAIL TO PERFORM THEIR CONTRACTUAL OBLIGATIONS, OUR ABILITY TO PROVIDE SERVICES AND PRODUCTS TO OUR CUSTOMERS, AS WELL AS OUR ABILITY TO OBTAIN FUTURE BUSINESS, MAY BE HARMED.

Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services that we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by those subcontractors. A failure by one or more of our subcontractors to satisfactorily perform the agreed-upon services may materially and adversely impact our ability to perform our obligations to our customers, could expose us to liability and could have a material adverse effect on our ability to compete for future contracts and orders.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY SENIOR MANAGEMENT AND QUALIFIED TECHNICAL AND SALES PERSONNEL, OUR OPERATIONS, FINANCIAL CONDITION AND PROSPECTS WILL BE MATERIALLY ADVERSELY AFFECTED.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our CEO, Mr. Guoshen Tu; our CFO, Terence Yap; our Chief Technical Officer, Dr. Yong Zhao; our Chief Operating Officer, Shufang Yang; our Vice President, Jianguo Jiang; and our Vice President, Lingfeng Xiong. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

OUR GROWTH STRATEGY INCLUDES MAKING ACQUISITIONS IN THE FUTURE, WHICH COULD SUBJECT US TO SIGNIFICANT RISKS, ANY OF WHICH COULD HARM OUR BUSINESS.

Our growth strategy includes identifying and acquiring or investing in suitable candidates on acceptable terms. We recently acquired the security and surveillance business of the Four-Related Companies and acquired a 100% ownership interest in Cheng Feng and Hongtianzhi. We also expect to close the acquisitions of HiEasy Electronic Technology Development Co., Ltd., or “HiEasy,” Changzhou Minking Electronics Inc. Ltd, or “Minking,” Hangzhou Tsingvision Intelligence System Co. Ltd., or “Tsing,” and Shenzhen Wandaiheng Industry Ltd., or “Wandai,” and establish an exclusive cooperation relationship with Shenzhen Chuang Guan Intelligence Network Technology Co., Ltd., or “Chuang Guan,” in 2007. In addition, over time, we may acquire or make investments in other providers of products that complement our business and other companies in the security industry.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

●	diversion of management’s attention from running our existing business;

●	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

●	increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

●	adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

●	potential disputes with sellers of acquired businesses, technologies, services, products and potential liabilities; and

●	dilution to our earnings per share if we issue common stock in any acquisition.

Moreover, performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all of these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment could have a material adverse effect on our business, financial condition and results of operations.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

We rely on a combination of trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. A successful challenge to the ownership of our technology could materially damage our business prospects. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights. We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. Problems with intellectual property rights could increase the cost of our products or delay or preclude our new product development and commercialization.  If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time consuming but may be necessary to protect our technology license positions or to defend against infringement claims.

SAFETECH IS A BVI COMPANY, WHILE GOLDEN, CHENG FENG AND HONGTIANZHI ARE PRC COMPANIES, AND ALL OF OUR OFFICERS AND DIRECTORS RESIDE OUTSIDE THE UNITED STATES. THEREFORE, CERTAIN JUDGMENTS OBTAINED AGAINST OUR COMPANY BY OUR SHAREHOLDERS MAY NOT BE ENFORCEABLE IN THE BVI OR CHINA.

Safetech is a BVI company and our operating subsidiaries Golden, Cheng Feng and Hongtianzhi are PRC companies. All of our officers and directors reside outside of the United States. All or substantially all of our assets and the assets of these persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon our Company or such persons or to enforce against it or these persons the United States federal securities laws, or to enforce judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States, including the Securities Act and the Exchange Act.

RISKS RELATED TO OUR INDUSTRY

SEASONALITY AFFECTS OUR OPERATING RESULTS.

Our sales are affected by seasonality. Our revenues are usually higher in the second half of the year than in the first half of the year because fewer projects are undertaken during and around the Chinese spring festival.

OUR SUCCESS RELIES ON OUR MANAGEMENT’S ABILITY TO UNDERSTAND THE HIGHLY EVOLVING SURVEILLANCE AND SECURITY INDUSTRY.

The Chinese surveillance and security industry is nascent and rapidly evolving. Therefore, it is critical that our management is able to understand industry trends and make good strategic business decisions. If our management is unable to identify industry trends and act in response to such trends in a way that is beneficial to us, our business will suffer.

IF WE ARE UNABLE TO RESPOND TO THE RAPID CHANGES IN OUR INDUSTRY AND CHANGES IN OUR CUSTOMERS’ REQUIREMENTS AND PREFERENCES, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers and market share. The electronic security systems industry is characterized by rapid technological change. Sudden changes in customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the electronic security systems industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability to:

●	enhance our existing products and services;

●
anticipate changing customer requirements by designing, developing, and launching new products and services that address the increasingly sophisticated and varied needs of our current and prospective customers; and

●	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of additional products and services involves significant technological and business risks and requires substantial expenditures and lead time. If we fail to introduce products with new technologies in a timely manner, or adapt our products to these new technologies, our business, financial condition and results of operations could be adversely affected. We cannot assure you that even if we are able to introduce new products or adapt our products to new technologies that our products will gain acceptance among our customers. In addition, from time to time, we or our competitors may announce new products, product enhancements or technological innovations that have the potential to replace or shorten the life cycles of our existing products and that may cause customers to refrain from purchasing our existing products, resulting in inventory obsolescence.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF STRONG COMPETITION IN THE SECURITY AND SURVEILLANCE INDUSTRY, AND WE EXPECT THIS COMPETITION TO CONTINUE TO INTENSIFY.

The Chinese security and surveillance industry is highly competitive. There are about 15,000 companies in China that engage in the business of manufacturing, designing and building surveillance and security products. In addition, since China joined the World Trade Organization, “WTO,” we also face competition from international competitors. Some of our international competitors are larger than us and possess greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to our products and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. They may also be able to devote greater resources than we can to the development, promotion and sale of their products. Increased competition could require us to reduce our prices, result in our receiving fewer customer orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition could be materially adversely affected.

OUR BUSINESS AND REPUTATION AS A MANUFACTURER OF HIGH QUALITY SECURITY AND SURVEILLANCE PRODUCTS MAY BE ADVERSELY AFFECTED BY PRODUCT DEFECTS OR SUBSTANDARD PERFORMANCE.

We believe that we offer high quality products that are reliable and competitively priced. If our products do not perform to specifications, we might be required to redesign or recall those products or pay substantial damages. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products. In addition, product defects could result in substantial product liability. We do not have product liability insurance. If we face significant liability claims, our business, financial condition, and results of operations would be adversely affected.

OUR PRODUCT OFFERINGS INVOLVE A LENGTHY SALES CYCLE AND WE MAY NOT ANTICIPATE SALES LEVELS APPROPRIATELY, WHICH COULD IMPAIR OUR PROFITABILITY.

Some of our products and services are designed for medium to large commercial, industrial and government facilities desiring to protect valuable assets and/or prevent intrusion into high security facilities in China. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations and deliberate between competing technologies and providers. For these and other reasons, the sales cycle associated with some of our products and services is typically lengthy and subject to a number of significant risks over which we have little or no control. If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer.

RISKS RELATED TO DOING BUSINESS IN CHINA

ECONOMIC, POLITICAL, LEGAL AND SOCIAL UNCERTAINTIES IN CHINA COULD HARM OUR FUTURE INTERESTS IN CHINA.

All of our future business projects and plans are expected to be located in China. As a consequence, the economic, political, legal and social conditions in China could have an adverse effect on our business, results of operations and financial condition. The legislative trend in China over the past decade has been to enhance the protection afforded to foreign investment and to allow for more active control by foreign parties of foreign invested enterprises. There can be no assurance, however, that legislation directed towards promoting foreign investment will continue. More restrictive rules on foreign investment could adversely affect our ability to expand our operations in China or repatriate any profits earned there. Some of the changes that could adversely affect us include:

●	level of government involvement in the economy;
●	control of foreign exchange;
●	methods of allocating resources;
●	balance of payments position;
●	international trade restrictions; and
●	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or “OECD,” in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

THE LEGAL ENVIRONMENT IN CHINA IS UNCERTAIN AND YOUR ABILITY TO LEGALLY PROTECT YOUR INVESTMENT COULD BE LIMITED.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign-owned enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. For example, on March 16, 2007, PRC adopted new property and corporate income tax laws and the implications of these new laws are uncertain as of the date of this prospectus. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign-invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH WE MUST CONDUCT OUR BUSINESS ACTIVITIES.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy, or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

FUTURE INFLATION IN CHINA MAY INHIBIT OUR ACTIVITY TO CONDUCT BUSINESS IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and widely fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

WE MAY BE UNABLE TO COMPLETE A BUSINESS COMBINATION TRANSACTION EFFECTIVELY OR ON FAVORABLE TERMS DUE TO COMPLICATED MERGER AND ACQUISITION REGULATIONS IMPLEMENTED ON SEPTEMBER 8, 2006.

On September 8, 2006, the PRC Ministry of Commerce, or “MOFCOM,” together with several other government agencies, promulgated a comprehensive set of regulations governing the approval process by which a Chinese company may participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside of the PRC. Depending on the structure of the transaction, these regulations will require the Chinese parties to make a series of applications and supplemental applications to the governmental agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Governmental approvals will have expiration dates by which a transaction must be completed and reported to the governmental agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government now can exert more control over the combination of two businesses. Accordingly, due to these new regulations, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulations allow PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to MOFCOM and the other government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulations also limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulations may impede our ability to negotiate and complete a business combination transaction on financial terms which satisfy our investors and protect our stockholders’ economic interests and we may not be able to negotiate a business combination transaction on terms favorable to our stockholders.

In addition to the above risks, in many instances, we will seek to structure transactions in a manner that avoids the need to make applications or a series of applications with Chinese regulatory authorities under these M&A regulations. If we fail to effectively structure an acquisition in a manner that avoids the need for such applications or if the Chinese government interprets the requirements of the M&A regulations in a manner different from our understanding of such regulations, then acquisitions that we have effected may be unwound or subject to rescission. Also, if the Chinese government determines that our structure of any of our acquisitions does not comply with these new regulations, then we may also be subject to fines and penalties.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY.

The majority of our revenues will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, and only at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

THE VALUE OF OUR SECURITIES WILL BE AFFECTED BY THE FOREIGN EXCHANGE RATE BETWEEN THE U.S. DOLLARS AND RENMINBI.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs, should the RMB appreciate against the U.S. dollar at that time, our financial position, the business of our Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes, should the U.S. dollar appreciate against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

ACCOUNTING LAWS IN CHINA MANDATE ACCOUNTING PRACTICES WHICH MAY NOT BE CONSISTENT WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THEREFORE OUR FINANCIALS AND THEIR INTERPRETATION INVOLVE UNCERTAINTIES.

The PRC accounting laws require an annual “statutory audit” to be performed in accordance with PRC accounting standards and the books of foreign invested enterprises to be maintained in accordance with Chinese accounting laws. These Chinese accounting practices which may not be consistent with U.S. generally accepted accounting principles. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities. Noncompliance with such requirements may cause revocation of our business license. The translation of the financial statements from the requirements of the PRC to US GAAP, requires interpretation and exercise of judgment.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

OUR COMMON STOCK IS CURRENTLY QUOTED ONLY ON THE OTC BULLETIN BOARD, WHICH MAY HAVE AN UNFAVORABLE IMPACT ON STOCK PRICE AND LIQUIDITY.

Our common stock is quoted only on the OTCBB. The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of the common stock, could depress the trading price of the common stock and could have a long-term adverse impact on our ability to raise capital in the future.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS OR DELAWARE LAW MIGHT DISCOURAGE, DELAY OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY OR CHANGES IN ITS MANAGEMENT AND, THEREFORE DEPRESS THE TRADING PRICE OF THE COMMON STOCK.

Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

●
deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

●	any stockholder wishing to properly bring a matter before a meeting of stockholders must comply with specified procedural and advance notice requirements; and

●	any vacancy on the Board of Directors, however the vacancy occurs, may only be filled by the directors.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE AND MAY BE AFFECTED BY MARKET CONDITIONS BEYOND OUR CONTROL.

Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

•	quarterly variations in actual or anticipated results of our operations;
•	changes in financial estimates by securities analysts;
•	actions or announcements by us or our competitors;
•	regulatory actions;
•	litigation;
•	additions or departures of key personnel; and
•	future sales of our common stock.

Market fluctuations could result in volatility in the price of shares of our common stock, which could cause a decline in the value of your investment. In addition, if our operating results fail to meet the expectations of stock analysts or investors, we may experience an immediate and significant decline in the trading price of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant. See “Dividend Policy.”

RISKS RELATED TO OUR RECENT HIGH YIELD AND CONVERTIBLE NOTES

COVENANTS IN OUR DEBT INSTRUMENTS RESTRICT OR PROHIBIT OUR ABILITY TO ENGAGE IN OR ENTER INTO A VARIETY OF TRANSACTIONS.

On  February 16, 2007, we entered into a Notes Purchase Agreement with Citadel, as well as Indentures   and an Investor Rights Agreement, relating to the purchase and sale of $60 million Guaranteed Senior  Unsecured Notes Due 2012.  On  April 24, 2007, we entered into another Notes Purchase Agreement with Citadel, as well as Indentures   and an Amended and Restated Investor Rights Agreement, relating to the purchase and sale of $50 million Guaranteed Senior  Unsecured Notes Due 2012.

The  two  indentures governing  the  Notes contain various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue stock of subsidiaries, incur additional debts and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) or redeem or repurchase our capital stock.

The indentures governing  the   Notes require us to maintain certain financial ratios and limit our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing our Notes.

The Notes and their corresponding debt could have significant consequences to investors. For example, they could:

•	reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, and other general corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

Under the indentures, if the notes are not converted before its maturity, the notes will be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15.0% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest. If Citadel chooses not to convert the notes or is not forced to convert the notes under the mandatory conversion provisions as contained in the indentures, the we will incur significant debt obligations.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, restructure our debt, or declare bankruptcy. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, we may be forced to sell at an unfavorable price.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms, and other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, our ability to attract new customers, changes in demand for our products and services, changes in the security and surveillance industry, our ability to develop new products and services, competitive pressures, risks associated with the integration of acquisitions, changes in laws and regulations governing our business and the other factors discussed under the caption “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling stockholders pursuant to this prospectus will belong to the selling stockholders. We will not receive proceeds from the sales of our common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our Board of Directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTCBB since June 2005 and currently trades under the symbol “CSCT.OB.” The CUSIP number is 16942J105.

The following table sets forth the quarterly high and low bid prices of a share of our common stock as reported by the OTCBB for the periods indicated. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Closing Bid Prices(1)
	High	Low
Year Ending December 31, 2007
1st Quarter	$16.50	$11.75
2nd Quarter (as of May 7, 2007)	17.90	14.90
Year Ended December 31, 2006
1st Quarter	4.40	3.50
2nd Quarter	8.10	3.60
3rd Quarter	6.70	4.00
4th Quarter	12.10	7.05

Year Ended December 31, 2005
1st Quarter	N/A	N/A
2nd Quarter	0.25	0.05
3rd Quarter	4.50	0.05
4th Quarter	3.00	1.85

(1)	The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Approximate Number of Holders of Our Common Stock

On April 26, 2007, there were approximately 1518 stockholders of record of our common stock. This number excludes shares of our common stock owned by stockholders holding stock under nominee security position listings.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

DILUTION

Our net tangible book value as of December 31, 2006 was $2.84 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2004, 2005 and 2006, and the balance sheet data as of December 31, 2005 and 2006, are derived from, and are qualified by reference to, our audited consolidated financial statements that have been audited by GHP Horwath, P.C. and Child, Van Wagoner & Bradshaw, PLLC., independent registered public accounting firms, and that are included in this prospectus. The statement of operations data for the fiscal years ended December 31, 2003 and the balance sheet data as of December 31, 2003 and 2004 are derived from our audited consolidated financial statements that are not included in this prospectus. The statement of operations data for the fiscal years ended

December 31, 2002 and the balance sheet data as of December 31, 2002 are derived from our unaudited consolidated financial statements that are not included in this prospectus.

The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Statement of operations data:

Revenues	$106,989	$32,688	$16,056	$11,795	$10,331

Cost of sales	75,976	23,473	8,796	7,581	7,030

Gross profit	31,013	9,215	7,260	4,214	3,301

Other income	1,586	568	466	7	30

Operating expenses	5,671	1,737	1,129	952	1,097

Income from continuing operations before taxes	26,820	8,046	6,597	3,269	2,234

Income taxes	3,889	780	873	517	335

Net income	22,931	7,266	5,724	2,752	1,899

Earnings per share - basic	$0.88	$0.39	0.34	$0.16	$0.11
Earnings per share - diluted	0.85	0.39	0.34	0.16	0.11

Weighted average number of shares outstanding — basic	26,052	18,521	17,000	17,000	17,000
Weighted average number of shares outstanding —diluted	26,940	18,521	17,000	17,000	17,000

Cash dividend declared per common share	—	—	—	—	—

Cash flows data:
Net cash flows provided by operating activities	$2,984	$799	684	$1,019	$(13)
Net cash flows used in investing activities	(11,168)	(79)	(110)	(676)	(2,673)
Net cash flows used in financing activities	35,912	1,063	(1,056)	72	(1,629)

	December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$30,980	$2,277	$33	$515	$100
Working capital	63,535	20,546	8,494	7,918	5,591
Total assets	114,527	29,116	22,009	16,977	13,582

Total current liabilities	22,604	4,505	5,209	5,900	4,126
Long term liability	2,010	—	—	—	—
Total liabilities	24,614	4,505	5,209	5,900	4,126

Total stockholders’ equity	89,819	24,611	16,800	11,077	8,850

The following table sets forth certain unaudited financial information for each of the eight quarters ended December 31, 2006. The consolidated financial statements for each of these quarters have been prepared on the same basis as the audited consolidated financial statements included in this report and, in the opinion of management, include all adjustments necessary for the fair presentation of the results of operations for these periods. This information should be read together with our audited consolidated financial statements and the related notes included elsewhere in this report.

All amounts in thousands of U.S. dollars, except per share data

2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenue	$14,594	$8,015	$43,448	$40,932	$106,989

Gross profit	$4,397	$3,037	$12,862	$10,717	$31,013

Income before income taxes and minority interest	$4,121	$2,858	$11,025	$8,807	$26,811

Net income	$3,500	$2,536	$10,262	$6,633	$22,931

Basic income per share	$0.16	$0.10	$0.40	$0.22	$0.88

Diluted income per share	$0.16	$0.10	$0.39	$0.20	$0.85

2005

Revenues	$7,252	$5,477	$12,536	$7,423	$32,688

Gross profit	$1,542	$1,338	$4,298	$2,037	$9,215

Income before income taxes and minority interest	$1,716	$967	$4,148	$1,216	$8,046

Net income	$2,618	$1,210	$3,365	$73	$7,266

Basic income per share	$0.15	$0.07	$0.16	$0.01	$0.39

Diluted income per share	$0.15	$0.07	$0.16	$0.01	$0.39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

We manufacture, distribute, install and service security and surveillance products and systems and develop security and surveillance related software in China. Our customers mainly comprise (i) governmental entities (including customs agencies, courts, public security bureaus and prisons), (ii) non-profit organizations (including schools, museums, sports arenas and libraries) and (iii) commercial entities (including airports, hotels, real estate, banks, mines, railways, supermarkets and entertainment venues). These account for approximately 40%, 10% and 50% of revenues, respectively.

A majority of our revenue is derived from the provision of a packaged solution which includes the products, installation and after sale service maintenance to our customers. Because a majority of our revenues is derived from the installation of security and surveillance systems for our customers which are generally non-recurring, our revenues are not concentrated within any one customer or group of customers. Maintenance services in our packaged solution are included for the first year from the date of completion. Our customers have an option to sign up for our maintenance program after the first year.

Our subsidiary Golden has 37 branch offices in provincial cities, Cheng Feng has 22 distribution points and Hongtianzhi has 53 distribution points throughout China as our customers are located across the country without any particular concentration in any region.

Our Background and History

We were incorporated in the BVI on April 8, 2002 under the name “Apex Wealth Enterprises Limited” as a corporation under the International Business Companies Ordinance of 1984. In February 2006, we changed our name to China Security and Surveillance Technology Inc. In November 2006, we changed our domicile from the BVI to Delaware by merging the BVI corporation into a newly incorporated Delaware corporation. Prior to our reverse acquisition of Safetech in September 2005, we were a development stage enterprise and had not yet generated any revenues. Prior to the reverse acquisition, we provided business advisory and management consulting services in greater China, initially concentrating on the Hong Kong market. The focus of these services was on small to medium size enterprises.

From and after the reverse acquisition, our business became the business of our indirect, wholly-owned subsidiary, Golden and the newly acquired subsidiaries Cheng Feng and Hongtianzhi. Golden is a corporation incorporated in the PRC which is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Golden was organized in the PRC in January 1995. In 2006, we acquired Cheng Feng, a corporation incorporated in the PRC which is engaged in the business of manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of related software. In April 2007, we acquired Hongtianzhi, a corporation incorporated in the PRC which is engaged in the business of manufacturing digital cameras. We are headquartered in Shenzhen, China.

Reverse Acquisition with Safetech

On September 12, 2005, we acquired 50,000 shares of the issued and outstanding capital stock of Safetech, constituting all of the issued and outstanding capital stock of Safetech. The 50,000 shares of Safetech were acquired from the individual shareholders of Safetech in a share exchange transaction in return for the issuance of 8,138,000 shares of our common stock. As a result of this transaction, Safetech became our wholly-owned subsidiary, and Golden became our indirect wholly-owned subsidiary. Completion of the transaction resulted in a change in control of our Company.

For accounting purposes, this transaction was treated as a reverse acquisition, with Safetech as the acquirer and our Company as the acquired party.

Subsequent Acquisitions

On October 25, 2005, we entered into an agreement with the equity owners of Yuan Da, which was subsequently amended in April and May 2006. Pursuant to the amended agreement, we acquired all of the assets of Yuan Da for RMB 1 million (approximately $0.125 million) and 200,000 shares of our common stock. Yuan Da is a limited liability company established in Shenzhen, China and was principally engaged in the sale and development of security and surveillance systems.

In July 2006, we entered into an agreement with shareholders of Cheng Feng to acquire 100% ownership of Cheng Feng for a consideration of RMB 120 million (approximately $15 million), consisting of RMB 60 million (approximately $7.5 million) in cash and 1,361,748 shares of our common stock. The operational control of Cheng Feng passed to the Company in July 2006, we received the relevant Chinese government approval for such acquisition in December 2006 and all consideration has been paid off as of the date of this prospectus. Cheng Feng is a company that is engaged in the business of manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of related software.

In November 2006, we acquired the security and surveillance business of the Four-Related Companies, of which our CEO and director Guoshen Tu owned 80%, 60%, 42% and 90%, respectively. Mr. Tu did not receive any consideration for the acquisition of his interest in the Four-Related Companies. The minority shareholders of these four companies and their designees received in aggregate 850,000 shares of our common stock. Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products.

Recent Developments

On February 5, 2007, we entered into a Notes Purchase Agreement with Citadel Equity Fund Ltd., or “Citadel,” pursuant to which, on February 8, 2007, we offered and sold to Citadel a $60 million Senior Notes due February 16, 2007. Such notes were paid off on February 16, 2007.

On February 16, 2007, we completed a Notes Purchase Agreement with Citadel for a $60 million guaranteed senior unsecured convertible notes financing. This financing replaced the bridge financing discussed in the immediate above paragraph. The notes bear an annual interest rate of 1% and are due in 2012. The notes carry an initial conversion price of $18 per share. If the notes are not converted before its maturity, the notes will be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15.0% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest. The net proceeds will be used for our working capital and acquisition plan. Please see our current report on Form 8-K filed on February 16, 2007 for more details

Effective February 7, 2007, our Board of Directors adopted our 2007 Equity Incentive Plan. The plan provides for grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares. A total of 8,000,000 shares of our common stock may be issued under the plan. The plan has a 5-year term. On February 27, 2007, we granted an aggregate of 1,052,100 shares of restricted stock pursuant to the plan to 383 employees and consultants of the Company. These shares will vest with respect to each of the 383 employees and consultants over a period of four years. Please see our current reports on Form 8-K filed on February 13, 2007 and March 8, 2007 for more details.

On April 2, 2007, we entered into an Equity Transfer Agreement with Safetech and Zheng Huang, the sole owner of Chain Star, pursuant to which Safetech purchased 100% ownership of Chain Star from Mr. Huang. Chain Star is a holding company of Hongtianzhi. Pursuant to the terms of the Equity Transfer Agreement, we will pay total consideration of RMB 250 million (approximately $32.32 million) in exchange for 100% ownership of Chain Star, consisting of RMB 125 million (approximately USD$16.16 million) in cash and RMB 125 million (approximately $16.16 million) in the Company’s shares of common stock. Hongtianzhi is engaged in the business of manufacturing digital cameras. Please see our current report on Form 8-K filed on April 2, 2007 for more details.

On April 24, 2007, we completed a Notes Purchase Agreement with Citadel for a $50 million guaranteed senior unsecured convertible notes financing. The notes bear an annual interest rate of 1% and are due in 2012. The notes carry an initial conversion price of $23.60 per share. If the notes are not converted before their maturity, the notes will be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount such that the total amount represents to the holders thereof a gross yield (including the paid or any accrued and unpaid interest) of 15.0% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest. The net proceeds will be used for our working capital and acquisition plan. Please see our current report on Form 8-K filed on April 25, 2007 for more details.

Material Opportunities and Challenges

Regulations promulgated by governmental agencies in China relating to security and surveillance industry often create opportunities for us. Currently, there are a number of formal and planned regulatory drivers which the Company believes offer significant growth opportunities. These include the estimated $6 billion to $12 billion that the Chinese government expects to spend for security infrastructure in preparation for the 2008 Olympics, along with the planned investment by Shanghai for the 2010 Worlds Fair. In addition, several ordinances have been passed by the Chinese government which require security surveillance systems to be installed in: (1) 660 cities throughout China for street surveillance as part of the Safe City Project “Plan 3111”; (2) all entertainment locations starting from March 1, 2006; (3) all Justice Departments and Courts; and (4) all coal mines in China (currently estimated at 24,000) from the beginning of 2008.

We are actively pursuing near-term acquisition prospects and other strategic opportunities. In the past twelve months, we successfully acquired Cheng Feng and Hongtianzhi and the security and surveillance business of the Four-Related Companies. In addition, we have established an exclusive cooperation relationship with Chuang Guan in 2007 under which, among other things, Chuang Guan will subcontract or assign certain of its businesses to our Company to the extent permitted by the applicable PRC laws and regulations. We also expect to close the acquisitions of HiEasy, Mingking, Tsing, and Wandai in 2007.

We have a government policy monitoring group within the Company that regularly monitors changes in governmental regulations affecting the security and surveillance industry in China. If we determine that a new regulation or a change to an existing regulation presents an opportunity for us, we will actively pursue such opportunity. As a result, we act promptly on policy changes and are able to turn them into business opportunities.

We also face the long-term challenge of maintaining our rapid growth. In addition to maintaining the growth of our existing businesses, we will employ an acquisition strategy. In addition, to promote the continued growth of the group, we plan to explore others areas related to the security and surveillance industry (including, but not limited to, the fire and alarm sectors, access control, and related security and surveillance services) and recurring revenue business models within our existing business sectors.

Results of Operations

The following table summarizes the results of the Company’s operations during the fiscal years ended December 31, 2006 and 2005 and provides information regarding the dollar and percentage increase or (decrease) from the 2005 fiscal period to the 2006 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars

	Years Ended December 31,
Item	2006	2005	Increase (Decrease)	% Increase (% Decrease)
Revenue	$106.99	$32.69	74.30	227.29%
Cost of sales	75.98	23.47	52.51	223.73%
Gross profit	31.01	9.22	21.79	236.33%
Operating expenses	5.67	1.74	3.93	225.86%
Other income (expense)	1.48	0.57	0.91	159.65%
Income taxes	3.89	0.78	3.11	398.72%
Net income	22.93	7.27	15.66	215.41%

The following table summarizes the results of the Company’s operations during the fiscal years ended December 31, 2005 and 2004 and provides information regarding the dollar and percentage increase or (decrease) from the 2004 fiscal period to the 2005 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars

	Years Ended December 31,
Item	2005	2004	Increase (Decrease)	% Increase (% Decrease)
Revenue	$32.69	$16.06	16.63	103.55%
Cost of sales	23.47	8.80	14.67	166.70%
Gross profit	9.22	7.26	1.96	27.00%
Operating expenses	1.74	1.13	0.60	52.63%
Other income (expense)	0.57	0.47	0.10	21.28%
Income taxes	0.78	0.87	(0.09)	(10.34)%
Net income	7.27	5.72	1.55	27.10%

Revenue

Revenue for the year ended December 31, 2006 increased by 227.29% to $106.99 million as compared to $32.69 million for 2005. Such increase was mainly due to the following factors: First, the population in China in general has became wealthier, as a result, the demand for security and surveillance products has also grown. Demand within various industries and organizations has also been increasing dramatically. Second, the Chinese government initiated several programs and regulatory drivers, such as the State Ordinance 458 and the “3111” program, that require many public places, including city-wide surveillance systems, traffic surveillance systems, critical government locations, cyber cafés, bars and discotheques, to install security systems. Third, our strategic efforts to increase our distribution channels during 2004 and 2005 turned out to be a highly successful way to capture the wave of growth in market demand in 2006. Fourth, we have been successful in raising sufficient working capital to facilitate expansion in the China market. Finally, our increased brand recognition in 2006 also contributed significantly to the growth in sales revenue. Management expects growth in 2007 to remain strong due to (i) continued strong growth in the security and surveillance market both within the corporate and government sectors, (ii) better capitalization of the Company to fuel the growth, (iii) significantly enhanced branding and profiling in China, and (iv) acquisition strategy intended to boost our market share and competitiveness.

Revenue for the year ended December 31, 2005 increased by 103.55% to $32.69 million against $16.06 million for 2004. Such increase was mainly due to the growth of the Chinese security and surveillance market and the public’s increased awareness of the importance of having security and surveillance systems.

Components of Revenue

The following table shows the different components comprising our total revenue over each of the past three fiscal years.

All amounts in millions of U.S. dollars

Revenue	2006	2005	2004
Project income from supply and installation of security and surveillance equipment	$94.16	$30.56	$15.53
Outright sale of security and surveillance equipment	12.83	2.13	0.53

Income from installation projects contributed approximately 88% of total revenue in 2006 and was approximately 90% in each of 2004 and 2005. The main reason for the increase in outright sales revenue was due to the acquisition of Cheng Feng, which generates most of its revenues from the sales of security and surveillance equipment. Management believes that revenues from the installation projects will continue to be the Company’s major revenue source in the next a few years. With the Company putting more resources into research and development, the acquisition of Cheng Feng, Hongtianzhi and the planned acquisitions as discussed above, management believes that the percentage of revenue from the outright sale of products will increase in the future.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2006 increased by 223.73% to $75.98 million as compared to $23.47 million for the prior year. Such increase was mainly attributable to the increase of sales revenue.

Cost of goods sold for the year ended December 31, 2005 increased by 166.70% to $23.47 million as compared to $8.80 million in 2004. The increase was generally in line with the revenue increase.

The following table illustrates the items constituting our cost of goods sold.

All amounts, other than percentages, in millions of U.S. dollars

Cost Item	2006	2005	2004
Purchases (of raw material)	$74.43	$22.38	$7.79
Percentage	97.96%	95.36%	88.52%

Salary	1.55	1.09	1.01
Percentage	2.04%	4.64%	11.48%
Total Percentage	100%	100%	100%

Gross Profit Margin

Our gross profit margin increased slightly from 28.20% for the year ended December 31, 2005 to 28.99% for the year ended December 31, 2006. Such increase was mainly attributable to our efforts in price stabilization and cost controls.

Our gross profit margin decreased from 45.21% for the year ended December 31, 2004 to 28.20% for the year ended December 31, 2005. This was mainly attributable to the increase in competition in the security and surveillance business and our strategic decision in taking some projects that had a lower profit margin, but were important for gaining market share.

Selling and Marketing Expenses

Selling and marketing expenses were $1.51 million for the year ended December 31, 2006, a $1.22 million increase as compared to $0.29 million for the year ended December 31, 2005. This was mainly attributable to the increase of our sales revenue and our increased marketing and advertising campaigns to improve our brand awareness and market penetration.

Selling and marketing expenses were $0.29 million for the year ended December 31, 2005 as compared to $0.39 million for the year ended December 31, 2004. The $0.10 million decrease in selling and marketing expenses was mainly attributable to large costs incurred in connection with the initial setting up of branches in 2004. All of our branch offices were set up by the end of 2004. As a result, selling and marketing expenses decreased in 2005.

Depreciation and Amortization

Depreciation and amortization expenses were $1.12 million for the year ended December 31, 2006, a $0.86 million increase as compared to $0.26 million for the year ended December 31, 2005. Such increase was mainly attributed to the acquisition of Cheng Feng and the security and surveillance business of the Four-Related Companies. The amortization of intangible assets increased as a result of these acquisitions. In addition, the Company acquired more than $5.00 million of property, plant and equipment during 2006, including new business premises and equipment to improve the production capacity of the Company.

Depreciation and amortization expenses were $0.26 million for the year ended December 31, 2005 as compared to $0.22 million for the year ended December 31, 2004. Such slight increase was mainly attributable the acquisition of new equipments.

General and Administrative Expenses

General and administrative expenses were $3.04 million for the year ended December 31, 2006, a $1.85 million increase as compared to $1.19 million for the year ended December 31, 2005. Such increase was primarily due to the hiring of additional staff, increased property tax, research and development costs, and professional expenses incurred in connection with being a public reporting company. The number of our employees increased from approximately 400 in 2005 to approximately 580 in 2006. We believe such increase was generally in line with the increase in our revenue. We are now working on improving our internal control system to ensure the compliance with Sarbanes Oxley 404. As a result, we expect that our administrative expenses will continue to increase until we fully implement our new accounting system and implement Sarbanes Oxley 404. In addition, as we continue our acquisition strategy, costs related to professional fees will continue to increase.

General and administrative expenses were $1.19 million for the year ended December 31, 2005 as compared to $0.51 million for the year ended December 31, 2004. Such increase was mainly attributable to the increase in daily office expenses resulted from the expansion of our business and profession fees related to being a public reporting company.

Interest Expense

In 2006, we borrowed funds under 2 short- term loans and a long- term loan from local Chinese banks and incurred a total interest expense of $0.11 million. We did not incur any finance costs in 2004 and 2005, as we had no bank loans during these periods.

Income Tax Expenses

We incurred income tax expenses of $3.89 million for the year ended December 31, 2006, an increase of 398.72% against $0.78 million for the year ended December 31, 2005. Such increase was mainly attributable to the increase of sales revenue and profits.

We incurred income tax expenses of $0.78 million for the year ended December 31, 2005, a decrease of 10.34% from the $0.87 million for the year ended December 31, 2004. The provision for corporate income tax payable was $1.37 million in fiscal year 2005 due to higher revenue and profit. However, a net deferred tax asset of $0.59 million was recognized. As a result, the income tax expense was reduced to $0.78 million.

In accordance with the relevant tax laws and regulations of the People’s Republic of China for the Shenzhen Special Economic Zone, our Chinese subsidiary Golden is subject to the Chinese enterprise income tax (“EIT”) rate of 15% for the fiscal years 2006, 2005, and 2004. Cheng Feng is subject to an EIT rate of 7.5% due to its software and high technology company status. We anticipate that our effective tax rate will change from the current 15% in 2007 because the companies we acquired and intend to acquire are located in different cities and may have different tax rates.

On March 16, 2007, the National People’s Congress of the PRC determined to adopt a new corporate income tax law in its fifth plenary session. The new corporate income tax law unifies the application scope, tax rate, tax deduction and preferential policy for both domestic and foreign-invested enterprises.  The new corporate income tax law will be effective on January 1, 2008.  According to the new corporate income tax law, the applicable income tax rate for our operating subsidiaries may be subject to change.  As the implementation detail has not yet been announced, we cannot be sure of the potential impact of such new corporate income tax law on our financial position and operating results.

Net Income

We earned a net income of $22.93 million for the year ended December 31, 2006, an increase of 215.41% against $7.27 million for the year ended December 31, 2005. Such increase was mainly attributable to the increase in revenue.

We earned a net income of $7.27 million for the year ended December 31, 2005, an increase of 27.10% from $5.72 million for the year ended December 31, 2004. Such increase was mainly attributable to the increase in revenue.

Net Income Margin

Net income margin for the year ended December 31, 2006 was 21.43%, slightly decreased from the 22.23% for the year ended December 31, 2005. The main reason for the decrease was the increase in general and administrative expenses in 2006. Management believes that our future net income margin may continue to decrease slightly due to the increase of costs associated with being a public company.

Net income margin for the year ended December 31, 2005 was 22.23%, decreased from the 35.62% of the year ended December 31, 2004. The decrease was mainly due to the increase in general and administrative expenses related to the process of becoming a public company.

Amount Due From/(to) Directors

In the past, we made advances to our directors which were non-interest bearing and repayable upon demand. The balances due were $1 million on December 31, 2004 all of which were repaid during 2005. Since our reverse acquisition of Safetech in September 2005, we have adopted a policy of not making any loans to our officers, directors or affiliates in order to comply with the requirements of the Sarbanes-Oxley Act of 2002.

We also received advances from our director to facilitate our operations during the years ended December 31, 2005 and 2004. Such loans were non-interest bearing and were payable upon demand. In 2006, we successfully raised funds from the capital market and the need for directors to inject capital to facilitate the operations of the Company no longer existed. The balances due at December 31, 2006 and 2005 were $0.08 million and $0.07 million, respectively. The balance at the end of 2006 is expected to be paid off by the first quarter of 2007.

Inflation

We believe our operations have not been materially adversely affected by inflation or changing prices.

Foreign Currency Translation Gains

Our operating subsidiaries are located in China.  The operating subsidiaries purchase all products and render services in China, and receive payment from customers in China using RMB as the functional currency.  We do not engage in currency hedging.

We incurred a foreign currency translation gain of $1.66 million for the year ended December 31, 2006 as compared with the foreign currency translation gain of $0.55 million for the year ended December 31, 2005. On July 21, 2005, China reformed its foreign currency exchange policy, revalued RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3 percent per day against the U.S. dollar. As a result, we implemented different exchange rates in translating RMB into U.S. dollars in our financial statements for fiscal year 2006. In 2006, the exchange rates of 7.80, 7.97 and 8.07 were implemented in calculating the assets and liabilities, revenue and expenses, and shareholders’ equity, respectively, which results in a $1.66 million foreign currency translation gain in fiscal 2006.

Liquidity and Capital Resources

As of December 31, 2006, we had cash and cash equivalents of $30.98 million. The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

Cash Flow
(in millions of U.S. dollars)

	Years Ended December 31,
	2006	2005	2004

Net cash provided by operating activities	$2.98	$0.80	$0.68
Net cash (used in) investing activities	(11.17)	(0.08)	(0.11)
Net cash provided by (used in) financing activities	35.91	1.06	(1.05)
Net cash flow	27.72	1.78	(0.48)

Operating Activities:

Net cash provided by operating activities was $2.98 million for the year ended December 31, 2006 which is an increase of $2.18 million from the $0.80 million net cash provided by operating activities for the same period in 2005. The increase was mainly due to an increase in net income.

Net cash provided by operating activities in 2005 totaled $0.80 million, which is an increase of $0.12 million from net cash provided by operating activities of $0.68 million in 2004. The increase was mainly due to an increase in current liabilities.

Investing Activities:

Our main uses of cash for investing activities during 2006 were payments for the acquisition of property, plant and equipment and businesses.

Net cash used for investing activities in the year ended December 31, 2006 was $11.17 million, which is an increase of $11.09 million from net cash used for investing activities of $0.08 million in the same period of 2005 due to the increased acquisition of property, plant, equipment and businesses in 2006.

Net cash used for investing activities in the year 2005 was $0.08 million, which is a decrease of $0.03 million from net cash used for investing activities of $0.11 million in 2004. Such decrease was primarily the result of the decrease in purchases of fixed assets.

Financing Activities:

Net cash provided by financing activities in the year ended December 31, 2006 totaled $35.91 million as compared to $1.06 million provided by financing activities in 2005. The increase of cash provided by financing activities was mainly attributable to the issuance of common shares in connection with several financing transactions closed in 2006.

Net cash provided by financing activities was $1.06 million in 2005, an increase of $2.11 million as compared to $1.05 million used for financing activities in 2004. Such increase was mainly attributable to the cash advance made to the Company by one of the directors in 2005.

In 2006, we completed several private placement transactions. In April 2006, we completed a private placement whereby we raised $8.00 million in gross proceeds, which left us with approximately $7.35 million in net proceeds after the deduction of approximately $0.65 million of offering expenses. In July 2006, we completed another private placement of our common shares and raised $16.2 million in gross proceeds, which left us with approximately $14.9 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.3 million. A majority of the net proceeds of these two private placement transactions was used for the acquisition of Cheng Feng. In November 2006, we sold an aggregate of 1,538,462 shares of our common stock for a consideration of $10 million at a price of $6.50 per share, raising a total of $10 million in net proceeds. The proceeds were used primarily to finance our working capital.

In addition, we have several loan agreements outstanding with various banks. Long term liabilities are long term loans from banks. As of December 31, 2006, our total long term liabilities were approximately $2.23 million, consisting of a 10-year loan from China Construction Bank for the purposes of purchasing new office premises in Shenzhen. This loan was granted on September 27, 2006. It matures on September 26, 2016 and has an annual interest rate of 7.524%.

On August 16, 2006, we entered into a loan agreement with a Chinese bank. We borrowed RMB 10 million (approximately $1.28 million) with an annual interest rate of 5.94%. The loan is due on February 16, 2007, and the interest is payable at the end of each month. The loan agreement requires us to use the loan proceeds only for our operations. The bank has the right to increase the interest rate and demand repayment of the entire loan principal and unpaid interest if we use the loan for purpose other than our operations. The loan is guaranteed by Mr. Tu, our CEO.

On October 3, 2006, we signed a banking facility agreement with China Construction Bank, or “CCB,” under which CCB agreed to provide a new receivable based facility to support our efforts in securing new contracts from the Safe City Project initiative named “Plan 3111.” This facility will provide 3 possible financing options: (1) the government takes a loan from CCB to finance the project; (2) we sell the account receivables to CCB. 85% of total account receivables value will be paid by CCB to the Company and the remaining 15% will be collected by CCB from the government. CCB will, in turn, retain the finance charges before paying the Company; and (3) we take a loan from CCB to finance the project. As part of this agreement, we will make periodic deposits with CCB, which, depending upon the specific project, will provide a maximum factoring capacity of five to ten times the amount deposited. None of the facility has been drawn down as of the date of this prospectus.

On November 1, 2005, Cheng Feng entered into a loan agreement with a Chinese bank in its amount of RMB 6 million (approximately $0.77 million) with an annual interest rate of 5.76%. The loan is due on November 7, 2007, and the interest is payable at the end of each quarter. The loan agreement requires us to use the loan proceeds only for our operations. The bank has the right to increase the interest rate and demand repayment of the entire loan principal and unpaid interest if we use the loan for purpose other than operations.

We have no material commitments for capital expenditures as of December 31, 2006. In order to facilitate our business expansion, we plan to acquire an industrial park within Shenzhen. We expect to close the transaction by the end of 2007. We believe that our currently available working capital, after receiving the aggregate proceeds of the capital raising activities and bank loans referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Contractual Obligations

Below is a table which sets forth our contractual obligations as of December 31, 2006:
(In thousands)
	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$2,232	$222	$670	$510	$829
Operating lease obligations	66	66	—	—	—
Total	$2,298	$288	$670	$510	$829

Critical Accounting Policies

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Basis of Consolidation - The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions have been eliminated in the consolidation.

•
Intangible Assets - Intangible assets represent surveillance recording systems acquired from Yuan Da, the acquisition of Cheng Feng and the businesses of the Four-Related Companies. The value of a surveillance recording system was established by an independent accounting firm. The valuations and allocation of intangible assets for the acquisition of Cheng Feng and the businesses of the Four-Related Companies were determined by a third party appraisal firm. The value of the recording system is to be amortized as the following policies and rates: using the straight-line method over its estimated useful life of five years. The values of the intangible assets of the acquisition of Cheng Feng and the businesses of the Four-Related Companies are to be amortized as the following policies and rates: using straight-line and accelerated method over its estimated useful life of two months to five years.

•
Goodwill - Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. SFAS No: 142, “Goodwill and Other Intangible Assets” (“SFAS142”) requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. We test goodwill for impairment in the fourth quarter each year.

•
Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs.

•
Revenue Recognition - The Company derives the bulk of its revenue from the supply and installation of security and surveillance equipment and the two deliverables do not meet the separation criteria under EITF issue 00-21. The installation is not considered to be essential to the functionality of the equipment having regard to the following criteria as set out in SAB 104:

(i)  The security and surveillance equipment is a standard product with minor modifications according to customers’ specifications;

(ii)  Installation does not significantly alter the security and surveillance equipment’s capabilities; and

(iii)  Other companies which possess the relevant licenses are available to perform the installation services.

In early 2006, the Company began performing much larger security installation contracts than it had been doing previously. As a marketing approach, the Company prepared standard contracts with its new larger customers, whereby 90% of the contract amount was due when installation was complete and payment of the remaining 10% was deferred for one year. Because of the newness of the larger contracts and the inability to immediately determine the amount of warranty work that would be required, the Company deferred recognizing the 10% of the contract amount as revenue until empirical information was available to revise the estimate. During the second and third quarters of 2006, the Company carefully monitored the warranty work requested by its customers, and determined that very little warranty work had been required to be performed.

Consequently, effective October 1, 2006, the Company reduced its estimate of future warranty requirements to approximately 1% of contract installation revenue. The fourth quarter reflects this change in the estimated warranty expenses.

Revenue from the outright sale of security and surveillance equipment is recognized when delivery occurs and risk of ownership passes to the customers.

•
Foreign Currency Translation - The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders’ equity. The exchange rates adopted are as follows:

	2006	2005	2004
Year end RMB: exchange rate	7.80	8.07	8.28
Average yearly RMB: exchange rate	7.97	8.19	8.28

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

•
Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

•
Income Taxes - Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (SFAS) No. 109, “Accounting for Income Taxes,” these deferred taxes are measured by applying currently enacted tax laws.

•
Recent Accounting Pronouncements- In September 2005, the Emerging Issues Task Force (EITF) ratified EITF 04-13 (EITF 04-13), “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” This issue addresses the circumstances under which two or more inventory purchase and sales transactions with the same counterparty should be viewed as a single exchange transaction and whether there are circumstances under which such non-monetary exchanges should be accounted for at fair value.  The adoption of EITF 04-13 is effective for new or modified agreements for fiscal periods beginning after March 15, 2006. It is not expected that the adoption of EITF 04-13 will have a material effect on our financial position or results of operations.

In November 2005, FASB Staff Position (FSP) 115-1 The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments was issued. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The FSP applies to investments in debt and equity securities and cost-method investments. The application guidance within the FSP includes items to consider in determining whether an investment  is impaired, in evaluating if an impairment is other-than-temporary and recognizing impairment losses equal to the difference between the investment’s cost and its fair value when an impairment is determined. The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. We do not anticipate the amendment will have a material effect on our financial position or results of operations.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133 and 140. The statement applies to certain hybrid financial instruments, which are instruments that contain embedded derivatives. The new standard establishes a requirement to evaluate beneficial interests in securitized financial assets to determine if the interests represent freestanding derivatives or are hybrid financial instruments containing embedded derivatives requiring bifurcation. This new standard also permits an election for fair value re-measurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under SFAS No. 133. The fair value election can be applied on an instrument-by-instrument basis to existing instruments at the date of adoption and can be applied to new instruments on a prospective basis. SFAS No. 155 shall be effective for all financial instruments acquired, issued, or subject to a remeasurment (new basis) event occurring after the beginning of first fiscal year that begins after September 15, 2006. It is not expected that SFAS No. 155 will have a material effect on the Company’s financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109.” This interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The provisions are effective for fiscal years beginning after December 15, 2006. It is not expected that FIN 48 will have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset. The provisions are effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

Seasonality

Our operating results and operating cash flows historically have been subject to seasonal variations. Our revenues are usually higher in the second half of the year than in the first half of the year because fewer projects are undertaken during and around the Chinese spring festival.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

The Company deposits surplus funds with Chinese banks earning daily interest. The Company does not invest in any instruments for trading purposes. The Company’s operations are not sensitive to fluctuations in interest rates.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. Dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

DESCRIPTION OF BUSINESS

Overview

We are a holding company that owns two direct subsidiaries, Safetech and CSST China. Safetech is a holding company that owns Golden, CSST HK and Chain Star. CSST HK in turn owns Cheng Feng, and Chain Star owns Hongtianzhi. Our primary business operations are conducted through our indirect subsidiaries Golden, Cheng Feng and Hongtianzhi. Golden’s business is focused on manufacturing, distributing, installing and maintaining security and surveillance systems in China. Cheng Feng’s business is focused on the manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of software. Hongtianzhi’s business is focused on the manufacture of digital cameras. Until our acquisition of Safetech in September 2005, our business strategy and ownership changed over the years as a result of several acquisitions of our stock that are discussed in the section below entitled “Our Background and History.”

The chart below demonstrates our corporate structure:

Our Background and History

We were incorporated in the BVI on April 8, 2002 under the name “Apex Wealth Enterprises Limited” as a corporation under the International Business Companies Ordinance of 1984. In February 2006, we changed our name to China Security and Surveillance Technology Inc. In November 2006, we changed our domicile from the BVI to Delaware by merging the BVI corporation into a newly incorporated Delaware corporation China Security & Surveillance Technology, Inc. The main reasons for the change of domicile were to comply with the covenants of a stock purchase agreement that we entered into on April 4, 2006 in connection with a financing transaction, as well as to take advantage of the benefits of being a Delaware corporation, including the enhanced credibility, greater flexibility in corporate law and attractiveness for directors and officers.

Prior to our reverse acquisition of Safetech, which was consummated on September 12, 2005 and is discussed in more detail below, we were a development stage enterprise and had not yet generated any revenues. Prior to the reverse acquisition, we provided business advisory and management consulting services in greater China, initially concentrating on the Hong Kong market. The focus of these services was on small to medium size enterprises.

From and after the reverse acquisition, our business became the business of our indirect, wholly-owned subsidiary, Golden and the newly acquired subsidiaries Cheng Feng and Hongtianzhi. Golden is a corporation incorporated in the PRC which is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Golden was organized in the PRC in January 1995. In 2006, we acquired Cheng Feng, a corporation incorporated in the PRC which is engaged in the business of manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of software. In April 2007, we acquired Hongtianzhi, a corporation incorporated in the PRC and a manufacturer of digital cameras. We are headquartered in Shenzhen, China.

Reverse Acquisition with Safetech

On September 12, 2005, we acquired 50,000 shares of the issued and outstanding capital stock of Safetech, constituting all of the issued and outstanding capital stock of Safetech. The 50,000 shares of Safetech were acquired from the individual shareholders of Safetech in a share exchange transaction in return for the issuance of 8,138,000 shares of our common stock. As a result of this transaction, Safetech became our wholly-owned subsidiary, and Golden became our indirect wholly-owned subsidiary. Completion of the transaction resulted in a change in control of our Company.   After the transaction, we were no longer a shell company. The contracts relating to this transaction have been filed as exhibits to our current report on Form 6-K that was filed with the SEC on July 22, 2005 and is incorporated herein by reference.

For accounting purposes, this transaction was treated as a reverse acquisition, with Safetech as the acquirer and our Company as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Safetech and its subsidiaries on a consolidated basis unless otherwise specified.

Subsequent Acquisitions

On October 25, 2005, we entered into an agreement with the equity owners of Yuan Da, which was subsequently amended in April and May 2006. Pursuant to the amended agreement, we acquired all of the assets of Yuan Da for RMB 1 million (approximately $0.125 million) and 200,000 shares of our common stock. Yuan Da is a limited liability company established in Shenzhen, China and was principally engaged in the sale and development of security and surveillance systems.

In July 2006, we entered into an agreement with shareholders of Cheng Feng to acquire 100% ownership of Cheng Feng for a consideration of RMB 120 million (approximately $15 million), consisting of RMB 60 million (approximately $7.5 million) in cash and 1,361,748 shares of our common stock. The operational control of Cheng Feng passed to the Company in July 2006, we received the relevant Chinese government approval for such acquisition in December 2006 and all consideration has been paid off as of the date of this prospectus. Cheng Feng is a company that is engaged in the business of manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of related software.

In November 2006, we acquired the security and surveillance business of the Four-Related Companies. Mr. Tu did not receive any consideration for the acquisition of his interest in the Four-Related Companies. The minority shareholders of these four companies and their designees received in aggregate 850,000 shares of our common stock. Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products.

On April 2, 2007, we entered into an Equity Transfer Agreement with Safetech and Zheng Huang, the sole owner of Chain Star, pursuant to which Safetech purchased 100% ownership of Chain Star from Mr. Huang. Chain Star is a holding company of Hongtianzhi. Pursuant to the terms of the Equity Transfer Agreement, we will pay total consideration of RMB 250 million (approximately $32.32 million) in exchange for 100% ownership of Chain Star, consisting of RMB 125 million (approximately USD$16.16 million) in cash and RMB 125 million (approximately $16.16 million) in the Company’s shares of common stock.

Industry Background and Our Principal Market

The Chinese surveillance and security industry was established at the beginning of the 1980s and the surveillance and security products were used primarily by government agencies, financial institutions, transportation and mega-size companies. Since then, the industry has experienced significant growth and is growing at an annual rate of approximately 40%, according to the China Public Security Guide published by the Chinese Security and Protection Association, which also predicts that the industry will grow by over 20% annually in the near future and the Chinese market for security and surveillance products and services will reach approximately $160 billion by 2010.

In 2006, the Chinese government promulgated Ordinance 458 which requires all entertainment locations to install surveillance systems. In addition, the booming Chinese real estate market and the increasing focus on the security of the Chinese mining industry provide great opportunities for the surveillance and security industry. The Chinese security and surveillance industry is also expected to benefit from the expected spending of an estimated $6 billion to $12 billion for security infrastructure by the Chinese government in preparation for the 2008 Beijing Olympics, along with the planned investment by the city of Shanghai for the 2010 World’s Fair. Further, several other ordinances have been passed by the Chinese government which require security surveillance systems to be installed in: (1) 660 cities throughout China for street surveillance as part of the Safe City Project “Plan 3111”; (2) all Justice Departments and Courts; and (3) all coal mines in China (currently estimated at 24,000) for gas detection and worker safety from the beginning of 2008. The Safe City Project is a nationwide initiative to enhance general security in China’s cities, which include the implementation of new surveillance cameras in highly trafficked areas throughout a total of approximately 660 cities. Majority of the “Plan 3111” projects are expected to begin in 2007 and continue to ramp into 2008 in preparation for the Beijing Summer Olympics. We have been chosen as one of the government approved “Plan 3111” vendors. We estimate that there are approximately 6000 courts and Departments of Justice throughout the China that will be required to install security surveillance equipment and the revenue of each installation is between $200,000 to $250,000.

At present, video surveillance is estimated to have a market of about RMB 60 billion (approximately $7.5 billion) and accounts for about 40% market share of the surveillance and security market. It is expected that the video surveillance market share will increase to approximately 60% of the whole industry, according to the China Public Security Guide published by the China Security and Protection Association.

There are many companies in China that engage in the business of manufacturing, selling, installing and maintaining of security and surveillance products. Due to the high growth of the industry and the fact that it is still in the early stage of development, the Chinese security and surveillance market is highly fragmented and there is no apparent market leader.

Principal Products and Services

Through our subsidiaries Golden, Cheng Feng and Hongtianzhi, we engage in the business of manufacturing, distributing, installing and maintaining surveillance and security products, as well as the development and integration of related software in China. We generate revenues primarily through the installation of security and surveillance systems and sales of security and surveillance products.

Installation Services

In 2006, we derived approximately 88% of our revenues from the supply and installation of security and surveillance systems for various projects involving railways, schools, banks, highways, commercial buildings, and public security and government entities, among others. Generally, our installation projects involve the following steps:

•	Bidding

We receive most of our installation projects through a bidding process. In a typical bidding process, our potential client will send us and our competitors a request for proposal that outlines the work to be performed and the specifications of the equipment to be installed. We then prepare and submit our bid and the potential client chooses the winning contractor from among all the bids submitted. On some projects, we also act as a subcontractor where a third party has submitted a winning bid.

•	System Design

Upon winning a project, we provide the final project design for approval. System design is generally conducted through the joint efforts of our research and development personnel, sales department, project service department and quality control department.

•	Manufacture and Purchase of Security and Surveillance Products

The major products used in our installation projects include computer accessories, decoders, video capture cards, recorders and computer cases. We use equipment manufactured by us in most of the installation projects, but also use products from other manufacturers. Generally, approximately 60% of the equipment used in any given project is equipment we have manufactured.

•	Installation

We have a project service department that performs installations. We use subcontractors for non-technical, labor intensive work. We usually assign a project group with 5-10 members who are in charge of the technical components of the project and manage the progress of each project.

•	System Software Design and Integration

System software design and integration services are usually conducted by our technical department. We design software for our customers’ security and surveillance systems in accordance with our customers’ specifications. We generally test the software on our own computer system before integrating it into our customers’ computer system. We then assign our technicians to the site of each project to assist in the integration of the security and surveillance system with our customers’ computer system.

•	Testing

Upon integration, our technical department will test and examine the system to ensure the proper functioning of the installed security and surveillance system.

Our Products

In 2006, we derived approximately 12% of our revenues from sales of our products, excluding products sold in connection with the installation projects described above. The recent acquisition of Cheng Feng and Hongtianzhi and the security and surveillance businesses of Shenzhen Guangdian improved and will continue to enhance our manufacturing capacity of our products. Cheng Feng’s Security Resources Integrated Management (“SRIM”) software platform will enhance the functionality and management control of our key products. SRIM software platform is essential to and facilitates coordination among systems such as DVRs, building automation systems, access control systems, intruder alarm systems and air-conditioning systems. Hongtianzhi’s high quality and reputable range of digital cameras will enhance the suite of comprehensive products and services that we can offer to our customers. Hongtianzhi’s digital cameras will allow better quality capture of digital video during the day and night. Hongtianzhi’s digital cameras will allow our customers to enjoy better quality video results.

We manufacture the key components of the security and surveillance products and rely on third party general electronic components. We assemble the final products utilizing our technology. The final products are sold under our brand names. Our main products include standalone digital video recorders, embedded digital video recorders, mobile digital video recorders, digital cameras and auxiliary apparatus.

•	Standalone digital video recorders (Standalone DVR)

The Standalone DVR stores digital images captured via the security cameras. It also controls the recording functions of the cameras and manages the storage of the data. This product has a pre-installed surveillance software system developed by us, which enables it to perform access control and recording functions. It also has an upgradable hard drive which allows clients to customize the digital storage capacity, network server functions which allow the clients to access the digital images via Internet, MPEG-4 video compression which allows a more efficient compression of the images and higher image quality, and 4-16 signal input channels which allows 4 to 16 cameras to be connected to the Standalone DVR. This product has the competitive features of small size, low cost and high reliability. The primary markets for this product are small to medium size businesses, non-profit organizations and home use. It is generally used for small sized security and surveillance needs.

•	Embedded digital video recorders (Embedded DVR)

Similar to the Standalone DVR, the Embedded DVR provides recording and compression functions. It has a pre-installed surveillance software system developed by us, upgradable hard drive, network server function, MPEG-4 Video compression and 4-36 signal input channels, and uses the Windows operating system. The main difference is that the Embedded DVR has expanded capacity to accommodate recording functions for a greater number of cameras compared to the Standalone DVR. In addition, it is operated via Microsoft’s Windows Operating System. The primary markets for these products are large projects and community security projects.

•	Mobile digital video recorders (Mobile DVR)

Similar to the Standalone DVR, the Mobile DVR is smaller in size and has a maximum of 4 ports. The Mobile DVR, which can be installed in a vehicle, enables recording of digital video images within the cabin. This product is easily installed, supports GPS/GPRS and has 1 to 4 signal input channels and MPEG-4 video compression. The primary markets for this product are the transportation industry and governmental agencies.

•	Digital Cameras

Digital cameras can be easily installed in most locations on a customer’s site. The range of cameras that we produce and sell includes high speed dome cameras, color Charge Coupled Device (“CCD”) cameras, indoor color CCD dome cameras, color/black and white CCD flying saucer cameras, Infra Red CCD multi-function cameras, mini digital signal processing cameras, indoor stand alone sphere CCD cameras and network high speed sphere CCD cameras.

•	Auxiliary apparatus

Auxiliary apparatus includes DVR compression cards, video capture cards, digital light processing monitors, decoders, alarm notification switches, digital video fiber optics systems and matrix switch/control systems.

Raw Materials and Our Principal Suppliers

We use manufactured electronic components in our products. The main components of our products include camcorders, monitors, frames, decoders, lenses and outdoor hoods.

Shenzhen is one of the biggest and most concentrated bases for electronic products in China. As a result, there are numerous suppliers and vendors of the components that are needed for our products. Because of the high level of competition among the suppliers, the prices of our principal components are relatively stable and we are able to purchase these raw materials at reasonable prices. We have entered into written contracts with several major suppliers and vendors. The main suppliers to Golden are Shenzhen Ronghen Co. Ltd., Shenzhen Dongxun Shidai Technology Co. Ltd., Shenzhen Kerui Electronic Co. Ltd., Shenzhen Huichuang Computer Technology Co. Ltd. and Shenzhen Jingfeiya Electronic Co. Ltd. The main suppliers to Cheng Feng are Hangzhou Hengsheng Shiji Co., Ltd., Wuhan Hengyi Electronics Technology Development Co., Ltd., Shanghai Dongyang Electronics System Co., Ltd., Jiaenbi Electronics (Shenzhen) Co., Ltd. and Fushan Yongxinlong Electronics Parts Co., Ltd. The main suppliers to Hongtianzhi are Jian Jie Electronics Co., Ltd, Shenzhen Tian Yun Electronic Co., Ltd, Changzhou Wei Duo Video Technology Co., Ltd, Shenzhen Hua Qaing Electronic World Co., Ltd, Xing Xing Group Zhejiang Crystal Photoelectricity Technology Co., Ltd. We believe we are not dependent on any of these suppliers and will be able to replace them, if necessary, without material difficulties.

Our Distribution, Marketing, Customers and Customer Programs

Our customers are mainly government entities, non-profit organizations and commercial entities throughout China, such as airports, customs agencies, hotels, real estate developments, banks, mines, railways, supermarkets, and entertainment enterprises. Because a large percentage of our revenues derive from the installation of security and surveillance systems which are generally non-recurring, we do not rely on one single or a small group of customers. Not one single customer accounted for more than 10% of our total revenue in 2006. We generally do not generate significant revenues from any existing client after the installation project is completed unless that client has additional installation sites for which our services might be required.

We have developed a multi-tiered marketing plan, allowing us to effectively market products and services to our clients. We sell most of our products and services through our own distribution network. Our distribution network covers all of China.

We have approximately 630 engineers and sales personnel. We divide our market into 9 geographic regions. Each region is managed by a regional manager who is responsible for technical support and management within the region as well as client relations. Golden has 37 branch offices in provincial capital cities, Cheng Feng has 22 distribution points and Hongtianzhi has 53 distribution points throughout China.

In addition to our own branch offices and employees, we cooperate with independent sales agents and have established close relationships with these sales agents in order to take advantage of their regional resources and provide products and services that are tailored to the needs of our customers in those regions.

Through this distribution and marketing network, we believe we can continue to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share.

We have also been marketing and promoting our products through the following means:

•	participating in various industrial shows to display our products;
•	advertising in industrial magazines and periodicals to introduce and promote our products;
•	publishing our own magazine which is distributed to our suppliers and sales agents so that they can better understand our Company and strengthen their confidence in us; and
•	utilizing the internet to promote our products, such as the public safety network, Chinese Security Association network and HuiChong Network.

Competition

There are many companies in China engaged in the business of manufacturing surveillance and security products and designing and installing security and surveillance systems. The surveillance and security industry in China is still nascent and no company has monopolized it. In addition, it is difficult in the surveillance and security industry for very large companies to reap benefits from their size, because most of the projects require the product to be specially tailored to meet customers’ individual requirements.

In the security and surveillance industry, competition is based on price, product quality, ability to distribute products, and ability to provide after sales service.

Our major competitor in China is Hangzhou Haikang Weishi Digital Technology Co. Ltd. which focuses on the development of video and audio decoding technology and the development and manufacture of digital video compression cards. Its most successful product is a digital video compression card which we believe has a significant market share of such products in China.

Shenzhen Xiang Fei Technology Co., Ltd and Samsung Electronics (China) Co., Ltd. which focus on the development of IR cameras and color box cameras are major competitors to our subsidiary Hongtianzhi. The most successful products are IR cameras and color box cameras which we believe has a significant market share of such products in China.

Additional competition comes from international companies, such as General Electric and Honeywell. Some of our international competitors are larger than we are and possess greater name recognition, assets, personnel, sales and financial resources. However, these competitors generally have higher prices for their products, and most of them do not have distribution networks in China that are as developed as ours.

We believe that the range of our product and service offerings, our brand recognition by the market, our capital resource, our relatively low labor cost and our extensive distribution channels enable us to compete favorably in the market for the security and surveillance products and services that we offer in China.

Intellectual Property

We have registered with the Trademark office of the State Administration for Industry and Commerce of China the following trademarks:

	Name	Trademark No./ Application No.	Type	Expiration Date	Status
1	Golden Group	4108508	Word (Chinese)	July 2014	Approved

2	DVR	4108509	Word	July 2014	Approved

3		4108511	Word and Logo	July 2014	Approved

4		4108510	Logo	July 2014	Approved

5	威勒	3814725	Word and logo	December 2013	Approved

6	JDR	N/A	Word	N/A	Pending

7	小保安	4142706	Word and Logo	September 2016	Approved

8	chenova	4207147	Word	December 2016	Approved

9		4207148	Logo	December 2016	Approved

10	ITDVR	4289504	Word	N/A	Pending

11	AUNIQUE	5205739	Word and Logo	N/A	Pending

12	ANK	5205738	Word and Logo	N/A	Pending

13	chenovation	4514946	Word	N/A	Pending

14		4142705	Logo	N/A	Pending

15	ITVS	4514947	Word and Logo	N/A	Pending

16	奥尼克	5205737	Word and Logo	N/A	Pending

17	GAINY	3997890	Word	N/A	Approved

18	HANEYE	3997888	Word	N/A	Approved

19	HTS SECURITY	3859686	Word	N/A	Approved

20	HTSTECH	3997889	Word	N/A	Approved

21	HTS	3473088	Word	N/A	Approved

22	TOPSCOUT	3997871	Word	N/A	Approved

23	Viewse	848022	Word	N/A	Approved

24	宏天瘺	4142511	Word	N/A	Approved

25	Viewse	1414474	Word	N/A	Approved

We have registered the domain name www.csstf.com. In addition, our subsidiaries, Golden, Cheng Feng and Hongtianzhi have registered the domain names www.goldengroup.cn, www.cf1688.com, www.viewse.com and www.hts.cn, respectively.

We hold no patents under our own name. We protect our trade secrets through confidentiality provisions of the employment contracts we enter into with our employees. In addition, our engineers are generally divided into different project groups, each of which generally handles only a portion of the project. As a result, no one engineer generally has access to the entire design process and documentation for a particular product.

Employees

We have approximately 1,300 full-time employees. Approximately 168 of them are administrative and accounting staff, approximately 95 of them are research and development staff and approximately 630 of them are engineers and sales staff.

Approximately 645 employees are located in Shenzhen, and the rest of the employees are located in various branches throughout China.

Approximately 80% of our employees have bachelor degrees, and most of those majored in computer sciences.

Our employees are members in trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members.  We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.  Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments.  We are required to contribute monthly to the plan at the rate of 23% of the average monthly salary.  As of the date of this report, we have complied with the regulation and have paid the state pension plan as required by law.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for some of our employees. For those whom we have not purchased social insurance, the premium has been added into their salary so that they can purchase social insurance in their individual capacity at the location of their recorded residences.

With the expansion of our business operations and several anticipated acquisitions, we expect that the number of our employees will increase in the next 12 months.

Research and Development

Currently, we have approximately 95 employees devoted to our research and development efforts, which are aimed at finding new varieties of products, improving existing products, improving overall product quality and reducing production costs. We have established a strategic partnership with Beijing University through which we will provide funds to Beijing University for the research and development of video surveillance and security products. Our research and development efforts are led by Dr. Yong Zhao, who worked for the research and development department of a large international surveillance and security company and has extensive research experience. Under the partnership agreement with Beijing University, we have agreed to provide Beijing University up to RMB 2 million (approximately $250,000) for their research and development efforts. We paid RMB 500,000 (approximately $62,500) under the agreement in 2006.

Government Regulation

All security and surveillance products produced in China must satisfy testing by the China Public Security Bureau, and manufacturers of such products must receive the Security Technology Protection Product Manufacturing Permit from the provincial agency. Our subsidiary Golden satisfactorily completed this testing in 2002 and also received a permit from Guangdong province in May 2003. In addition, Golden a license from the Guangdong province for the design, installation and repair of security protection systems. Hongtianzhi received a permit from China National Accreditation of Laboratories in Sept, 2005. Cheng Feng received a permit from China National Accreditation of Laboratories in Oct 2002. As Hongtianzhi and Cheng Feng do not participate in the design, installation and repair of security protection systems, no other licenses are required.

Because our operating subsidiaries Golden, Cheng Feng and Hongtianzhi are located in PRC, we are regulated by the national and local laws of PRC.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be obtained from the government for a period up to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We have received the necessary land use right certificate for the properties described under “Item 2 - Description of Property.” See “Item 2 - Description of Property” for more details.

In addition, we are also subject to PRC’s foreign currency regulations. The PRC government has control over RMB reserves through, among other things, direct regulation of the conversion or RMB into other foreign currencies. Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.

We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fees and filings are current.

Legal Proceedings

From time to time, we have disputes that arise in the ordinary course of its business. Currently, there are no material legal proceedings to which we are a party, or to which any of our property is subject, that we expect to have a material adverse effect on our financial condition.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

NAME	AGE	POSITION
Guoshen Tu	42	CEO and Chairman of the Board
Terence Yap	36	CFO, Vice Chairman of the Board
Shufang Yang	37	COO and Director
Jianguo Jiang	41	Vice President and Director
Lingfeng Xiong	55	Vice President and Director
Yong Zhao	44	Chief Technology Officer

Guoshen Tu.  Mr. Tu has been our Chief Executive Officer and a director since September 2005.  He has extensive experience in surveillance and technology.  From 2001 to 2005, Mr. Tu was the Chief Executive Officer and Secretary of Golden Group Corporation (Shenzhen) Limited. From 1999 to 2001, he served as Chief Executive Officer of Zhongshan Golden Grains Industry Limited and as President of Jiangxi Golden Group Limited. Mr. Tu currently serves as the Chairman of Jiangxi Golden Motuo Che Zhizhao Co. Ltd., but is not involved in the daily management of the company.

Terence Yap. Mr. Yap has served as our Chief Financial Officer since January 2007, and our director since March 2006. Mr. Yap was the President, CEO and a director of Digital Network Alliance International, Inc., a Delaware company which is engaged in the business of providing satellite Internet connections to customers in the Asia Pacific region, including Hong Kong, Singapore, Indonesia, Bangladesh, Pakistan and Mongolia, and the business of providing managed broadband services to commercial office buildings and apartment buildings in Singapore and Hong Kong. Digital Network Alliance International, Inc., is a reporting company with the U.S. Securities and Exchange Commission.  Mr. Yap has been affiliated with Digital Network Alliance International, Inc. and its affiliated entities since January 2002.  From April 2000 to December 2002, he was the Director of Business Development for Skyhub Asia Co., Ltd., where he was responsible for the development of partnerships and alliances with various partners in Hong Kong and within the region.  Skyhub Asia’s main line of business was the provision of satellite services within the Asia Pacific region.  From June, 1999 to April, 2000, he served as the Business Development Manager of MCI WorldCom Asia Pacific, Ltd., where he was part of the business development team in the Asia Pacific region and was involved in mergers and acquisitions of licensed telecommunications companies, building of physical points of presence and negotiations with incumbent telecommunications operators.  MCI WorldCom’s main line of business was the provision of global data communication services.  From June 1998 to June 1999, he served as the distribution manager for Tele Media International H.K. Ltd (“TMI”), where he was responsible for distribution and sale of the company’s products and services within various countries in the Asia Pacific region.  TMI’s main line of business was the provision of data communication services within Europe and the Asia Pacific region.  From January 1996 to June 1998, he was employed by Hutchison Corporate Access (HK) Ltd. and Hutchison Corporate Access Pte. Ltd (HCA), first as a senior market development executive and later as a business development manager.  HCA’s main line of business is the provision of satellite data network services within the Asia Pacific region.  From June 1995 to January 1996, he was employed by Pacific Century Corporate Access Pte. Ltd. (“PCCA”) as a project engineer.  PCCA’s main line of business was the provision of satellite data networking services in the Asia Pacific region.

Shufang Yang. Mr. Yang has served as our Chief Operating Officer and director since August 17, 2006. Mr. Yang worked for Zhejiang Yin Cheng Electronic Ltd. as the general manager from July 1998 to April 2001 and has served as the President and CEO of Chengfeng since April 2001. Mr. Yang has extensive experience in the security and surveillance industry and received an EMBA from China Europe International Business School.

Jianguo Jiang. Mr. Jiang has served as our Vice President since August 2006 and our director since January 2006. From 1999 to 2003, Mr. Jiang worked for Shenzhen Shi Xun Tong Electronics Ltd as a general manager. He was responsible for supervising daily operations and marketing activities.  From 2003 to 2005, Mr. Jiang served as the president in Yuan Da Wei Shi Technology Limited. He is responsible for strategic decision-making and market expansion of our Company.

Lingfeng Xiong.  Mr. Xiong has been our Vice President and our director since September 2005.  He has served as the Vice President of Golden since 2001.  He supervises many aspects of our Company and our products.

Yong Zhao. Dr. Zhao has been our Chief Technology Officer since February 2006.  From 2000 to 2004, Dr. Zhao worked as a technology consultant for Honeywell Corporation, Ottawa, Canada, which is one of the 30 biggest companies listed on the Dow Jones index. During his service, Dr. Zhao was responsible for the development of core technology and for supervising research and development activities.  From 2004 to present, Dr. Zhao has been a director of Mobile Video Networking Lab and an associate professor of Shenzhen Graduate School of Peking University. His major responsibilities include supervising the research and development activities in the lab and providing valuable advice and instructions in key projects. Dr. Zhao spends about 60% of his business time on our affairs and approximately 40% of his business time on the affairs of Mobile Video Networking Lab and Shenzhen Graduate School of Peking University.

Board Composition and Meetings of the Board of Directors

Our board of the directors is currently composed of five members: Goshen Tu , Terence Yap, Shufang Yang, Jianguo Jiang and Lingfeng Xiong. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. During 2006, our Board of Directors met in person more than times and acted by unanimous written consent more than 10 times.

Committees and Audit Committee Financial Expert

We do not have a standing audit, nominating or compensation committee or any committee performing a similar function, although we may form such committees in the near future. Since we do not currently have an audit committee, we have no audit committee financial expert. Our entire Board of Directors handles the functions that would otherwise be handled by an audit committee.

In the future, we may search for a qualified independent expert who would be willing to serve on our Board of Directors and who would be willing to act as an audit committee financial expert. Before retaining any such expert, our Board of Directors would make a determination as to whether such person is both qualified and independent.

Independent Directors

No member of our Board of Directors qualifies as an “independent director” under the listing standards of The Nasdaq Stock Market, New York Stock Exchange or American Stock Exchange.

During our 2007 fiscal year, we plan to identify directors who qualify as “independent directors,” establish board committees on which such independent directors may serve and adopt written board committee charters, as appropriate, to assist in corporate governance. We expect that before the end of our 2007 fiscal year, our Board will be comprised of a majority of independent directors. We may add independent directors to our Board by expanding the size of our board and having the incoming independent directors fill the vacancies created by such increase or we may request that existing directors resign to create a vacancy that can be filled by independent directors that are selected by our board during the 2007 fiscal year.

Policy Regarding Board Attendance

Our directors are expected to attend board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. Our directors are expected to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Compensation

No cash compensation or other compensation was paid to any member of our Board of Directors for services as a director during the fiscal year ended December 31, 2006 and we have no standard arrangement pursuant to which any director is compensated for his or her services in such capacity. When independent directors are appointed to our Board, we will likely compensate them for their services as independent directors through a combination of equity incentives and cash payments. Our Board has not yet established the compensation levels for independent directors as we do not yet have any independent directors.

The Board may award special remuneration to any director undertaking any special services on our behalf other than those services ordinarily required of a director. In 2006, no such special remuneration was paid to any of our directors.

All authorized out-of-pocket expenses incurred by a director on our behalf will be subject to reimbursement upon our receipt of required supporting documentation of such expenses.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

On June 9, 2006, our Board of Directors adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information and reporting violations of the code. We are in the process of making our Code of Conduct available on our website, which is located at www.csstf.com. Once it is available on our website, any amendments or waivers to the Code of Conduct will be posted on our website within four business days of such amendment or waiver. Until such time, however, any amendments or waivers to our Code of Conduct will be filed with the SEC in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background and Compensation Philosophy

We are a holding company that owns two direct subsidiaries, Safetech and CSST China. Safetech is a holding company that owns Golden, CSST HK and Chain Star. CSST HK in turn owns Cheng Feng, and Chain Star owns Hongtianzhi. Our primary business operations are conducted through our indirect subsidiaries Golden, Cheng Feng and Hongtianzhi. Golden’s business is focused on manufacturing, distributing, installing and maintaining security and surveillance systems in China. Cheng Feng’s business is focused on the manufacturing, marketing and sales of security and surveillance related hardware as well as the development and integration of software. Hongtianzhi’s business is focused on the manufacture and selling of digital cameras. We employ approximately 1,300 people and had revenues of approximately $107 million in 2006. Our compensation structure reflects our business. The overall compensation offered is designed to attract and retain executives with the appropriate amount of experience.

We currently have two named executive officers, Goshen Tu, our Chief Executive Officer and President, and Terence Yap, our Chief Financial Officer and Vice President. Our named executives do not have employment agreements, severance or change-of-control agreements, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment. Our named executives serve at the will of the Board.

Our Board of Directors, on which each of Messrs. Tu and Yap serve, has historically determined the compensation to be paid to the Company’s executive officers based on the Company’s financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and the contributions made by each of the executive officers to the success of the Company.

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Board of Directors in determining the compensation of our executive officers. Mr. Tu and Mr. Yap are involved in the Board’s deliberations regarding executive compensation and provide recommendations with respect to their and the other executive officers’ compensation.

No cash compensation or other compensation was paid to any member of our Board of Directors for services as a director during the fiscal year ended December 31, 2006 and we have no standard arrangement pursuant to which any director is compensated for his or her services in such capacity.

As our executive leadership and Board of Directors grows, our Board of Directors may decide to form a compensation committee charged with the oversight of executive compensation plans, policies and programs, but we have no current plans to establish a compensation committee.

Elements of Compensation

We provide our executive officers with a base salary, discretionary bonuses and equity incentives to compensate them for services rendered during the year. Our policy of compensating our executives in this way has served the Company well.

Base Salary. The base salary paid to each of our named executive officers during 2006 was approximately $15,000. All such amounts were paid in cash. The amount of the base salary for each individual is set at the sole discretion of the Board of Directors.

Discretionary Bonus. Historically, we have not paid bonus compensation to our executive officers and no bonus compensation was paid to our executive officers in 2006. If the Board of Directors determines to do so in the future, it will be on an ad hoc basis to recognize superior performance by executive officers as determined in the sole discretion of the Board of Directors.

Equity Incentives. As of December 31, 2006, we did not have a stock option or other equity incentive plan.

We granted stock options on an ad hoc basis in 2006 to encourage performance and retention by providing additional incentives for executives to further our growth, development and financial success by personally benefiting through the ownership of our common shares.

The exercise price of each stock option awarded to our executives is the closing price of stock on the date of grant. We have no program, plan or practice of granting equity awards that coincide with the release by the Company of material non-public information.

On February 7, 2007, our Board of Directors adopted the Company’s 2007 Equity Incentive Plan, or the “2007 Plan,” to provide for grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares. The exercise price per share for the shares to be issued pursuant to an exercise of a stock option will be no less than the fair market value per share on the grant date, except in the case of an incentive stock option granted to a 10% owner, where the exercise price will be no less than 110% of the fair market value per share on the grant date. No more than an aggregate of 2,500,000 shares (or for awards denominated in cash, the fair market value of 2,500,000 shares on the grant date) may be subject to awards under the 2007 Plan to any individual participant in any one fiscal year of the Company. No awards may be granted under the 2007 Plan after February 7, 2012, except that any award granted before then may extend beyond that date.

Retirement Benefits. Our executive officers are not presently entitled to company-sponsored retirement benefits. Our executive officers do, however, participate in a state pension plan organized by Chinese municipal and provincial governments.  The Company is required to contribute monthly to the plan at the rate of 23% of the average monthly salary.  As of the date of this prospectus, we have complied with the regulation and have paid the executives’ state pension plan as required by the law.

Perquisites. We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation. We do not provide our executives the opportunity to defer receipt of annual compensation.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and our Chief Financial Officer for services performed for us and our subsidiaries during 2006 in all capacities. No executive officer, other than Mr. Yap, received compensation of $100,000 or more in 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Total ($)
Guoshen Tu, CEO, President, and Director	2006	15,000		15,000
Terence Yap, CFO, Vice President and Director (1)	2006	15,000	350,000 (3)	365,000
Jinxu Wu, Former CFO (2)	2006	15,000		15,000

(1)	Mr. Yap has served as our CFO since January 2007, Vice President since May 2006 and director since March 2006.
(2)	Mr. Wu served as our CFO from January 2005 to January 2007.
(3)
Mr. Yap received 100,000 shares of our common stock valued at $350,000 in March 2006 in connection with a consulting agreement between the Company and Mr. Yap, dated as of February 8, 2006, as amended on June 27, 2006.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year we did not have a standing compensation committee. Our Board of Directors was responsible for the functions that would otherwise be handled by the compensation committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•	On September 5, 2006, we entered into agreements to purchase the security and surveillance business of the Four-Related Companies, of which our CEO and director

Guoshen Tu is the Chairman and a shareholder. Mr. Tu received no consideration for the acquisition of his interest in these companies, however his wife Zhiqun Li who owns 20% of Jian An Ke and her designees received 100,000 shares of our Common Stock as part of the transaction. Our director and Vice President Lingfeng Xiong, as the 10% shareholder of Jiangxi Golden, and his designees received 50,000 shares of our Common Stock. Our director and Vice President Jianguo Jiang, as the 40% shareholder of Shenzhen Guangdian, and his designees received 550,000 shares of our Common Stock.

•
In July 6, 2006, we entered into a stock purchase agreement with the shareholders of Cheng Feng pursuant to which we paid the shareholders of Cheng Feng consideration of RMB 120 million (approximately $15 million) in exchange for 100% ownership of Chengfeng. Our newly appointed Chief Operating Officer and director Shufang Yang owns 46.26% of Cheng Feng.

•
We have leased property to Jiangxi Golden, Jian An Ke and Jiangxi Golden Motuo Che Zhizhao Co. Ltd. of which Guoshen Tu, our CEO and director, is the Chairman and a shareholder. The aggregated annual rental was $0.50 million, $0.44 million and $0.48 million in 2006, 2005 and 2004, respectively. The leases expire on December 31, 2007.

•
We entered into a consulting service agreement with Terence Yap, our CFO and director, on February 8, 2006, which was later amended on June 27, 2006. Pursuant to the agreement, as amended, we issued 100,000 shares of our common stock to Terence Yap on March 1, 2006 in exchange for his consulting services valued at $350,000, which are to be provided to our Company from February 8, 2006 to February 7, 2009.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We are in the process of adopting a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Board for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Board of Directors will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must excuse himself or herself form the deliberations and approval. Our policy will require that, in determining whether to approve, ratify or reject a related-person transaction, our Board, and if we establish an audit committee, our audit committee, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our Company and our stockholders, as our board or audit committee, as applicable, determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons..

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of as of April 25, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Zhenzhen, China, 518034.

Name and Address	Number of Shares Beneficially Owned		Percent of Class (3)

Guoshen Tu (1)	13,627,500	(2)	39.0%

Lingfeng Xiong (1)	120,000		*

Yong Zhao (1)	20,000		*

Terence Yap (1)	160,000		*

Shufang Yang (1)	928,531		*

Jianguo Jiang (1)	260,000		*

All Current Officers and Directors as a Group (7 in number)	15,116,031		43.3%

Whitehorse Technology Ltd.	11,000,000	31.5%

Li Zhi Qun (4)	13,627,500	39.0%

Jayhawk China Fund (Cayman) Ltd. (5) c/o Jayhawk Capital Management, LLC 8201 Mission Road, Suite 110 Prairie Village, Kansas 66208	1,871,270	5.3%

The Pinnacle Fund, L.P. (6) 4965 Preston Park Blvd., Suite 240 Plano, Texas 75093	1,386,817	4.0%

The Pinnacle China Fund, L.P. (7) 4965 Preston Park Blvd., Suite 240 Plano, Texas 75093	1,386,817	4.0%

Citadel Equity Fund Ltd. (8) 18/F Chater House, 8 Connaught Road, Central, Hong Kong	5,451,977	13.5%

* Less than 1%.
(1) The person is an officer, a director or both.

(2) Includes 11,000,000 shares owned by Whitehorse Technology Limited. Mr. Tu is the sole owner of Whitehorse and may be deemed the beneficial owner of these shares. The total also includes the 2,627,500 shares owned by Zhiqun Li, who is Mr. Tu’s wife. Mr. Tu may be deemed the beneficial owner of these shares as well.

(3) A total of 34,941,406 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(4) Includes 11,000,000 shares owned by Whitehorse Technology Limited of which Zhiqun Li’s husband Guoshen Tu is the sole owner.

(5) Includes 228,000 shares underlying the warrant to purchase shares of our common stock.

(6) Pinnacle Advisers, L.P. (“Advisers”) is the general partner of The Pinnacle Fund, L.P. (“Pinnacle”), Pinnacle Fund Management, LLC (“Management”) is the general partner of Advisers. Mr. Barry Kitt is the sole member of Management. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of Common Stock beneficially owned by Pinnacle.

(7) Pinnacle China Advisers, L.P. (“China Advisers”) is the general partner of The Pinnacle China Fund, L.P. (“Pinnacle China”). Pinnacle China Management, LLC (“China Management”) is the general partner of China Advisers. Kitt China Management, LLC (“China Manager”) is the manager of China Management. Mr. Barry Kitt is the manager of China Management. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle China. Mr. Kitt expressly disclaims beneficial ownership of all shares of Common Stock beneficially owned by Pinnacle China.

(8) Includes 5,451,977 shares of our common stock that may be acquired upon conversion of $110,000,000 in principal amount of the Company’s convertible notes.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 2,333,334 shares of our common stock, which were issued to the selling stockholders in connection with a private placement transaction in April 2006.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of May 2, 2007 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 34,941,406 shares of common stock outstanding as of May 2, 2007.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of our, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or ,if required by applicable law, a post-effective amendment) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Beneficial Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering (1)
The Pinnacle China Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093 (2)	1,386,817	1,166,667	220,150	*
The Pinnacle Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093 (3)	1,386,817	1,166,667	220,150	*

(1)	Assuming that all securities offered are sold.

(2)
Pinnacle Advisers, L.P. (“Advisers”) is the general partner of The Pinnacle Fund, L.P. (“Pinnacle”), Pinnacle Fund Management, LLC (“Management”) is the general partner of Advisers. Mr. Barry Kitt is the sole member of Management. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of Common Stock beneficially owned by Pinnacle.

(3)
Pinnacle China Advisers, L.P. (“China Advisers”) is the general partner of The Pinnacle China Fund, L.P. (“Pinnacle China”). Pinnacle China Management, LLC (“China Management”) is the general partner of China Advisers. Kitt China Management, LLC (“China Manager”) is the manager of China Management. Mr. Barry Kitt is the manager of China Management. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle China. Mr. Kitt expressly disclaims beneficial ownership of all shares of Common Stock beneficially owned by Pinnacle China

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Prior to our reverse acquisition of Safetech, our independent registered public accounting firm was PKF Certified Public Accountants (“PKF”) while Golden’s independent registered public accounting firm was Child, Van Wagoner & Bradshaw, PLLC, formerly known as Child, Sullivan & Company, (“Child Van Wagoner”).  On February 2, 2006, in connection with the change of control resulted from the reverse acquisition, our Board of Directors elected to appoint GHP Horwath, P.C. as our independent registered public accounting firm and approved the dismissal of PKF and Child, Van Wagoner.

No accountant’s report issued by Child, Van Wagoner & Bradshaw, PLLC. or PKF on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2005 and 2004 and from January 1, 2006 to the date of this prospectus, there were no disagreements with Child, Van Wagoner or PKF on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-K, during our fiscal years ended December 31, 2005 and 2004 and from January 1, 2006 to the date of this prospectus.

We furnished a copy of this disclosure to Child, Van Wagoner and PKF and requested Child, Van Wagoner and PKF to furnish us with a letter addressed to the SEC stating whether they agree with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter was filed by us as Exhibits 16.1 and 16.2 to our current report on Form 6-K, filed March 27, 2006.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share. As of May 2, 2007, 34,941,406 shares of our common stock were issued and outstanding.

Common Stock

Each outstanding share of our common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors, our assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. Our Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of its existing stockholders will be diluted.

Transfer Agent and Registrar

Our independent stock transfer agent is American Stock Transfer Company. Their mailing address is 6201 15th Avenue, Brooklyn, NY, 11219. Their phone number is 718.921.8210.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 2, 2007, 34,941,406 shares of our common stock were issued and outstanding.

 Shares Covered by this Prospectus

All of the  2,333,334 shares being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of May 2, 2007 equaled approximately 349,414; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling shareholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

 We believe that none of our outstanding shares may currently be sold in reliance on Rule 144. However, shares held by our officers and directors that were registered under a separate registration statement on Form S-4 which was declared effective in November 2006 are considered Rule 145 shares under the Securities Act. There shares are subject to the same limitations on the volume of shares that can be re-sold by such affiliates as would be applicable under Rule 144 as discussed above. There are a total of 14,916,031 Rule 145 shares held by our affiliates, not including the shares being registered for the account of the selling stockholders named in this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that none of our outstanding shares may currently be sold in reliance on Rule 144(k).

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

-	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $65,757. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner, LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of the Company for the year ended December 31, 2004 included in this prospectus and in the registration statement have been audited by the accounting firm of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm, and are included in reliance upon their report dated September 1, 2005, given upon such firm’s authority as experts in auditing and accounting.

The consolidated financial statements of the Company for the years ended December 31, 2006 and 2005 included in this prospectus have been audited by the accounting firm of GHP Horwath, P.C., independent registered public accounting firm, and are included in reliance upon their report dated March 21, 2007, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2006, 2005 AND 2004

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
AND SUBSIDIARIES

TABLE OF CONTENTS

Pages

Reports of Independent Registered Public Accounting Firms	F2 - F3

Consolidated Balance Sheets as of December 31, 2006 and 2005	F4

Consolidated Statements of Income and Comprehensive Income for the
years ended December 31, 2006, 2005 and 2004	F5

Consolidated Statements of Changes in Shareholders' Equity for the
years ended December 31, 2006, 2005 and 2004	F6

Consolidated Statements of Cash Flows for the years ended December 31,
2006, 2005 and 2004	F7 - F8

Notes to Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004	F9 - F27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

China Security & Surveillance Technology, Inc.

We have audited the accompanying consolidated balance sheets of China Security & Surveillance Technology, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Security & Surveillance Technology, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ GHP Horwath, P.C.

GHP Horwath, P.C.
Denver, Colorado
March 21, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
China Security & Surveillance Technology, Inc.

We have audited the accompanying consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.) for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.) for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 1, 2005

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

ASSETS
	December 31, 2006	December 31, 2005
CURRENT ASSETS
Cash and cash equivalents	$30,980	$2,277
Accounts receivable, net	26,754	11,643
Related party receivables	440	3,783
Inventories, net	19,721	5,311
Prepayment and deposits	3,533	—
Advances to suppliers	2,889	1,493
Other receivables	1,697	415
Deferred tax assets - current portion	125	129
Total current assets	86,139	25,051

Plant and equipment, net	8,339	1,952
Land use rights, net	1,152	1,142
Intangible assets	9,997	511
Investment, at cost	12	—
Goodwill	8,426	—
Deferred tax assets - non-current portion	462	460
TOTAL ASSETS	$114,527	$29,116

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Notes payable - short term	$2,272	$—
Accounts payable	4,000	1,077
Accrued expenses	749	763
Advances from customer	5,432	—
Taxes payable	1,660	1,115
Payable for acquisition of business	7,500	593
Deferred income	831	887
Due to director	76	70
Deferred tax liabilities	84	—
Total current liabilities	22,604	4,505

LONG TERM LIABILITIES
Notes payable - long term	2,010	—
Total liabilities	24,614	4,505

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	94	—

SHAREHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized 31,824,938 (2006) and 21,558,000 (2005) shares issued and outstanding	3	2
Additional paid-in capital	45,320	4,708
Retained earnings	41,483	18,552
Statutory surplus reserve fund	804	804
Accumulated other comprehensive income	2,209	545
Total shareholders’ equity	89,819	24,611
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$114,527	$29,116

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	2006	2005	2004
Revenues	$106,989	$32,688	$16,056
Cost of goods sold	75,976	23,473	8,796
Gross profit	31,013	9,215	7,260

Selling and marketing	1,511	288	391

General and administrative	3,036	1,189	513

Depreciation and amortization	1,124	260	225
Income from operations	25,342	7,478	6,131

Rental income from related parties	496	439	478

Other income (expense), net	711	120	(25)

Interest income	63	9	13

Interest expense	(108)	—	—

Gain on sale of affiliated company	307	—	—
Income before income taxes and minority interest	26,811	8,046	6,597

Minority interest in income of consolidated subsidiaries	9	—	—

Income taxes	(3,889)	(780)	(873)
Net income	22,931	7,266	5,724

Foreign currency translation gain	1,664	545	—
COMPREHENSIVE INCOME	$24,595	$7,811	$5,724

NET INCOME PER SHARE
BASIC	$0.88	$0.39	$0.34
DILUTED	$0.85	$0.39	$0.34

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	26,052,519	18,521,479	17,000,000
DILUTED	26,940,215	18,521,479	17,000,000

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
 (Except for share and per share amounts)

	Common Stock Shares	Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Statutory Surplus Reserve Fund	Total
BALANCE AT JANUARY 1, 2004	17,000,000	$1	$4,709	$6,366	$—	$—	$11,076
Net income for the year	—	—	—	5,724	—	—	5,724
BALANCE AT DECEMBER 31, 2004	17,000,000	1	4,709	12,090	—	—	16,800

Common stock issued for consulting services	1,420,000	—	—	—	—	—	—
Common stock issued to previous Apex
shareholders (Note 1)	3,138,000	1	(1)	—	—	—	—
Foreign currency translation	—	—	—	—	545	—	545
Net income for the year	—	—	—	7,266	—	—	7,266
Transfer	—	—	—	(804)	—	804	—
BALANCE AT DECEMBER 31, 2005	21,558,000	2	4,708	18,552	545	804	24,611

Warrants granted for consulting services	—	—	185	—	—	—	185
Common stock issued for consulting services	100,000	—	350	—	—	—	350
Common stock issued for acquisition of Yuan Da	200,000	—	500	—	—	—	500
Common stock issued under securities purchase agreements	7,301,259	1	22,284	—	—	—	22,285
Common stock issued for acquisition of businesses of four related companies	850,000	—	6,970	—	—	—	6,970
Common stock issued for investor relations services	50,000	—	200				200
Common stock issued for private placement	1,538,462	—	10,000	—	—	—	10,000
Warrants exercised (cashless) per Securities Purchase Agreement	123,750	—	—	—	—	—	—
Warrants exercised for cash per Securities Purchase Agreement	25,714	—	123	—	—	—	123
Warrants exercised (cashless) per investor relation service agreement	77,753	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	1,664	—	1,664
Net income for the year	—	—	—	22,931	—	—	22,931
BALANCE AT DECEMBER 31, 2006	31,824,938	$3	$45,320	$41,483	$2,209	$804	$89,819

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,931	$7,266	$5,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,124	260	225
Allowance for doubtful accounts	113	—	239
Provision for obsolete inventories	230	—	—
Deferred income taxes	107	(590)	—
Amortization of loan origination fees	37	—	—
Common stock issued for services	250	—	—
Gain on disposal of plant and equipment	(15)	—	—
Issue of warrants for investor relation services	185	—	—
Gain on sale of the affiliated company	(307)	—	—
Minority interest	(9)	—	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(13,992)	(7,270)	526
Related party receivables	3,768	369	(888)
Other receivables	(401)	(337)	(78)
Inventories	(13,328)	771	(4,537)
Advances to suppliers	(1,323)	1,780	114
Prepayment & deposits	(3,233)	—	—
(Decrease) increase in:
Accounts payable, accrued expenses and advance from customers	6,300	(3,630)	(393)
Payable for acquisition of business	—	593	—
Deferred income	(26)	887	—
Customer deposit	—	—	(540)
Taxes payable	582	700	292
Related party payable	(9)	—	—
Net cash provided by operating activities	2,984	799	684

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(5,114)	(49)	(110)
Additions to intangible assets, other than through business acquisition	(107)	—	—
Proceeds from dispositions of non current assets	592	—	—
Net cash outflow on acquisition of net assets of businesses acquired (net of cash acquired)	(6,539)	(30)	—
Net cash used in investing activities	(11,168)	(79)	(110)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from (advanced to) directors	9	1,063	(1,056)
Proceeds from bank borrowings	3,495	—	—
Warrants exercised	123	—	—
Issue of common stock, net of issuing expenses	32,285	—	—
Net cash provided by (used in) financing activities	35,912	1,063	(1,056)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	27,728	1,783	(482)

Effect of exchange rate changes on cash	975	461	—
Cash and cash equivalents, beginning of year	2,277	33	515
CASH AND CASH EQUIVALENTS, END OF YEAR	$30,980	$2,277	$33

Continued

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid	$103	$—	$—
Income taxes paid	$3,166	$1,404	$621

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

(a)	The Company purchased net assets of Yuan Da Wei Shi Technology Limited (“Yuan Da”) for $630 as detailed in note 1. In conjunction with the acquisition, liabilities were assumed as follows:-

Fair value of net assets acquired	$630
Cash paid	37
Amount owed at December 31, 2005	$593

(b)	1,420,000 shares of common stock were issued to consultants for services provided to the Company during 2005 in connection with the acquisition of Safetech by Apex (Note 1).

(c)	850,000 shares of common stock were issued for acquisition of businesses of the Four-Related Companies during 2006. (Note 3)

(d)
1,361,748 shares of common stock issuable in satisfaction of the equity portion of the purchase price of approximately $7,500 in the acquisition of Shanghai Cheng Feng Digital High-tech Co., Ltd., (“Cheng Feng”), which were issued in the first quarter of 2007. (Note 3)

(e)	200,000 shares of common stock were issued for acquisition of Yuan Da during 2006. (Note 1)

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Apex Wealth Enterprises Limited (“Apex” or the “Company”) was incorporated in the British Virgin Islands in April 2002 with an authorized capital of $50 divided into 50,000 shares of common stock at $1 par value and operated as a corporation under the International Business Companies Ordinance of 1984. On August 1, 2002, the authorized capital was subdivided into 5,000,000 shares of common stock at $0.0001 par value. On May 12, 2003, the authorized capital was increased to $1,000, which was divided into 100,000,000 shares of common stock at $0.0001 par value. Apex was a development stage company whose significant activities consist of organization, the registering and offering of shares, and forming a subsidiary company in the People's Republic of China (“PRC”or “China”) to apply for a consultancy license, and business development.

On July 23, 2005, Apex executed a Stock Purchase Agreement and an Agreement for Share Exchange. Both agreements closed on September 12, 2005. Under the Stock Purchase Agreement, Whitehorse Technology Ltd. (“Whitehorse”, purchased a total of 8,862,000 shares, or approximately 66.04% of the issued and outstanding common stock of Apex, from First Asia International Holdings Ltd. Whitehorse is the largest shareholder of China Safetech Holdings Limited (“Safetech”), a British Virgin Islands corporation. Safetech is the investment holding vehicle of the entire equity interest of Golden Group Corporation (Shenzhen) Ltd. (“Golden”). Golden is a corporation in the PRC engaged in the business of the manufacturing and distribution of security and surveillance systems, which integrates development, manufacturing, marketing, and maintenance of digital video surveillance and network communication together.

Simultaneously with the closing under the Stock Purchase Agreement, Apex issued a total of 8,138,000 shares of its common stock to the shareholders of Safetech under the Agreement for Share Exchange. Through the share exchange, Apex acquired 50,000 shares of the issued and outstanding stock of Safetech, which constituted 100% of its issued and outstanding stock from the individual shareholders of Safetech. As a result of the transaction, Safetech and Golden became wholly-owned subsidiaries of Apex.

The acquisition of Safetech by Apex has been recorded as a reverse acquisition based on factors demonstrating that Safetech represents the accounting acquirer. The shareholders of Safetech received 17,000,000 shares (or approximately 78.86%) of the post-acquisition common stock of Apex. In addition, post-acquisition management personnel and the board members of the Company now consist of individuals previously holding position with Safetech. The historical shareholders' equity of Safetech prior to the exchange has been retroactively restated (a recapitalization) for the equivalent number of shares received in the exchange after giving effect to any differences in the par value of the Apex and Safetech common stock, with an offset to additional paid-in capital. The restated consolidated retained earnings of the accounting acquirer (Safetech) have been carried forward after the exchange.

On October 25, 2005, the Company entered into an agreement with the equity owners of Yuan Da, which was subsequently amended in April and May 2006. Pursuant to the agreement, the Company acquired all of the assets of Yuan Da. Yuan Da is a limited liability company established in Shenzhen, China and was principally engaged in the sales and development of security and surveillance systems. Under the agreement with Yuan Da, as amended, the purchase price consisted of (i) a cash payment of RMB1,000 (approximately $125) and (ii) the issuance of 200,000 unregistered shares of the Company's common stock valued at $500 (based upon the average closing market price during the twenty days before the date of the agreement). The shares of common stock were issued on March 10, 2006.

On February 8, 2006, Apex changed its name to China Security & Surveillance Technology Inc. (“CSST” or the “Company”). The Company's Board of Directors authorized changing its fiscal year from that used in its most recent filing. The new fiscal year will be December 31, and the Company filed an annual report on Form 20-F for the year ended December 31, 2005.

The Company entered into a consulting service agreement on February 8, 2006. Pursuant to the agreement, the Company issued 100,000 shares of its common stock to the consultant on March 1, 2006 in exchange for consulting services valued at $350, which were to be provided to the Company from February 8, 2006 to October 31, 2006. The agreement was amended in June 2006 and the service period was extended to February 2009.

On April 4, 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”) for the sale of 2,666,667 shares (the “Shares”) of the Company's common stock at a price of $3.00 per share. Net proceeds to the Company from the sale of all of the common stock were approximately $7,400.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
  (Except for share and per share amounts)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Pursuant to this Agreement, the Company also issued warrants to a private placement agent to purchase 416,667 shares of its common stock as commission for its services in connection with the private placement. A total of 150,000 of the warrants are exercisable at a price of $3.80 per share, which is the closing bid price for the Company's stock as of the date of closing under the Agreement, and a total of 266,667 of the warrants are exercisable at a price of $3.00 per share. All of the warrants have a term of 5 years and include a cashless exercise feature. On October 16, 2006, 150,000 warrants were exercised using the cashless exercise feature and 82,500 shares of its common stock were issued.

On July 6, 2006, the Company entered into a definitive Securities Purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors relating to the private placement of 2,675,794 units for an aggregate gross cash purchase price of $12,041.

Each unit consists of one share of the Company's common stock and a warrant to purchase one-fifth of one share of common stock. The exercise price for each whole warrant was originally $5.40. The warrants have a term of five years and include a cashless exercise feature. The units were to be sold under the Securities Purchase Agreement at a price of $4.50 per unit. Under the terms of the Securities Purchase Agreement, all of such funds were required to be placed into escrow by the investors by July 7, 2006.

The Securities Purchase Agreement was amended on July 30, 2006 and July 31, 2006 and closing under the amended agreement occurred July 31, 2006. The major amendments to the Securities Purchase Agreement include the waiver of a closing condition which permitted the Company to break escrow notwithstanding the fact that the acquisition of Cheng Feng would not be fully consummated until certain governmental approvals were obtained, the reduction of the purchase price of each unit from $4.50 to $3.50 and the exercise price for each whole warrant from $5.40 to $4.80, and the grant of a put right by the Company to all of the investors which allowed the investors to require the Company to repurchase all, but not less than all, of the securities issued under the Securities Purchase Agreement if the Company failed to obtain the necessary governmental approval to consummate the Acquisition on or before December 31, 2006. Necessary governmental approvals were obtained before December 31, 2006.

Pursuant to the amended Securities Purchase Agreement, the Company sold 4,634,592 units to certain accredited investors for $16,200. Each unit consists of one share of common stock and a warrant to purchase one- fifth of one share of common stock. The exercise price for each whole warrant is $4.80. The warrants have a term of five years and include a cashless exercise feature. The units were sold under the Securities Purchase Agreement at a price of $3.50 per unit. Net proceeds to the Company from the sale of all of the units are approximately $14,900. In November 2006, 25,714 warrants were exercised at $4.80 per share.

In conjunction with execution of the Securities Purchase Agreement, the Company also executed a Registration Rights Agreement under which it is obligated to file a registration statement on Form S-4 and S-1, or other available form, to register the shares and the shares underlying the warrants for resale, within 45 days and 55 days after the closing date, respectively. The Company was obligated to use its best efforts to cause the registration statement to be declared effective within 180 days of the closing date, and was liable for payment of penalties to the purchasers in the event the registration statement has not declared effective within the 180-day period. The Company filed an S-4 on October 2, 2006, which was 12 days later than the required filing date. Therefore, liquidated damages totaling approximately $65 were incurred.

The Company also issued warrants to purchase 324,421 shares of its common stock with an exercise price of $4.20 to two private placement agents as commission for their services in connection with the private placement. On October 16, 2006, 75,000 warrants were exercised using the cashless exercise feature and 41,250 shares of its common stock was issued.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
 (Except for share and per share amounts)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

In October 2006, the Company issued 50,000 shares of its common stock to an investor relations firm as a payment for their services rendered pursuant to a consulting agreement dated February 9, 2006. The fair value of the common stock issued was $200 and is being expensed over the one year contract term.

In November 2006, we changed our domicile from the BVI to Delaware through merging the BVI company into its recently-formed wholly owned Delaware subsidiary. The main reasons for the change of domicile were to comply with the covenants of a stock purchase agreement that we entered into on April 4, 2006 in connection with a financing transaction, as well as to take advantage of the benefits of being a Delaware corporation, including the enhanced credibility, greater flexibility in corporate law and attractiveness for directors and officers.

On November 27, 2006, the Company entered into an agreement with three accredited investors (the “buyers”), two of whom are qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933. (the “Securities Act”).The Company issued an aggregate of 1,538,462 shares of its common stock for a consideration of $10,000 at a price of $6.50 per share.

The Company agreed to pay RMB 120,000 (approximately $15,000) in exchange for 100% ownership of Shanghai Cheng Feng Digital High-Tech Co. Ltd. (“Cheng Feng”), consisting of RMB 60,000 (approximately $7,500) in cash and RMB 60,000 in the Company's restricted stock. RMB 2,000 (approximately $250) of the purchase price was paid as a deposit on May 18, 2006. An additional RMB 8,000 (approximately $1,000) was paid in August 2006. The balance of the cash portion of the purchase price, RMB 50,000 (approximately $6,250), was paid in December 2006. The number of shares issuable in satisfaction of the equity portion of the purchase price is 1,361,748, which were issued in the first quarter of 2007.

In November 2006, we acquired the security and surveillance business of Jian Golden An Ke Technology Co. Ltd., or “Jian An Ke,” Shenzhen Golden Guangdian Technology Co. Ltd., or “Shenzhen Guangdian,” Shenyang Golden Digital Technology Co. Ltd., or “Shenyang Golden,” and Jiangxi Golden Digital Technology Co. Ltd., or “Jiangxi Golden,” of which our CEO and director Guoshen Tu owned 80%, 60%, 42% and 90%, respectively. We refer to these companies in these financial statements as the Four-Related Companies. Mr. Tu did not receive any consideration for the acquisition of his interest in the Four-Related Companies. The minority shareholders of these four companies received in aggregate 850,000 shares of the Company's common stock, which was valued at $6,970 by an independent appraisal firm. Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products.

In September 2005, the Company entered into an investor relation service agreement and granted a warrant to purchase 100,000 shares of its common stock at $1.85 per share in exchange for the services for a two-year period. The fair value of $185 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions: 4.18% risk free interest rate, zero dividend yield, 2-year service contract term and 400% expected volatility. This fair value was allocated to the 2-year service period and the remaining fair value of the service fee was charged to income when the service agreement was terminated by the Company in February 2006.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
 (Except for share and per share amounts)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

A summary of the status of the Company's stock warrants granted in 2006 and 2005 and the changes during the years then ended is presented below:

	2006		2005
		Weighted Average Exercise		Weighted Average Exercise
	Shares	Prices	Shares	Prices
Outstanding at beginning of year	100,000	$1.85
Granted	1,668,006	4.31	100,000	$1.85
Exercised	(350,714)	(3.23)
Outstanding at end of year	1,417,292	$4.40	100,000	$1.85
Warrants exercisable at end of year	1,417,292		100,000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Consolidation

The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

(b) Economic and Political Risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(c) Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the assets' estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Building	20 years
Leasehold improvements	10 years
Plant and equipment	5 years
Electronics equipment	5 years
Motor vehicles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d) Intangible Assets

Intangible assets represent a surveillance recording system, surveillance software, customer relationship and contracts, acquired from Yuan Da, Cheng Feng and the Four-Related Companies (see notes 3 and 9).

The value of intangible assets was acquired from Yuan Da was established by an independent accounting firm. The valuation and allocation in intangible assets of the acquisition of Cheng Feng and the businesses of the Four-Related Companies were determined by an independent appraisal firm.

The values of the intangible assets are being amortized using the following amortization methods and estimated useful lives:

Nature	Amortization method	Useful lives

Acquisition of Yuan Da	Straight-line method	5 years
Acquisition of Cheng Feng	Straight-line and accelerated method	5 years
Acquisition of the businesses of the Four-Related Companies	Straight-line and accelerated method	2 months to 5 years

(e) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There was no impairment of long-lived assets as of December 31, 2006 and 2005.

(f) Goodwill

Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. SFAS No; 142, “Goodwill and Other Intangible Assets” (“SFAS142”) requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. We test goodwill for impairment in the fourth quarter each year.

With the acquisition of Cheng Feng in July 2006, we recorded goodwill of $8,426. Goodwill impairment is computed using the expected present value of associated future cash flows.

There was no impairment of goodwill as of December 31, 2006.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
 (Except for share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g) Accounting for Computer Software To Be Sold, Leased or Otherwise Marketed

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”. Costs related to establishing the technological feasibility of a software product are expensed as incurred as a part of research and development in general and administrative expenses. Costs that are incurred to produce the finished product after technological feasibility is established are capitalized and amortized over the estimated economic life of 5 years. The Company performs periodic reviews to ensure that unamortized program costs remain recoverable from future revenue.

At December 31, 2006 and 2005, unamortized computer software costs were $267 and $0, respectively. During 2006, $39 amortization expense was charged to income.

(h) Deferred Income

Deferred income represents amounts billed for contracts for supply and installation of security and surveillance equipment which have not been fully completed at the balance sheet date in accordance with accounting policy note 2(o).

(i) Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs. Declines in net realizable value of inventory for the years ended December 31, 2006, 2005 and 2004 amounted to $0, $0 and $42.

During the years ended December 31, 2006, 2005, and 2004 approximately 92%, 89%, and 88%, of total inventory purchases were from five suppliers, respectively.

(j) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

No trade receivable due from one individual customer exceeds 10% of total accounts receivable at December 31, 2006 and 2005.

(k) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(l) Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m) Land Use Rights

According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of the rights.

The Company paid in advance for the lease of three parcels of land for 48 to 50 year time periods, consisting of approximately $1,445. The lease periods began in 1997 and expire during 2045 and 2047. The amount is being amortized and recorded as expense over the 48-50 year terms of the leases. The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), effective January 1, 2002. Under SFAS 142, finite lived intangible assets are amortized over their lives, and are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has performed the requisite annual transitional impairment tests on intangible assets and determined that no impairment adjustments were necessary.

(n) Fair Value of Financial Instruments

The Company's financial instruments include cash and cash equivalents, accounts receivable, related party receivables, advances to suppliers, other receivables, taxes payable, accounts payable and notes payable. Management estimates that the carrying amounts of the non related party financial instruments approximate their fair values due to their short-term nature. The fair value of the related party receivables is not practicable to estimate due to the related party nature of the underlying transactions.

(o) Revenue Recognition

The Company derives the bulk of its revenue from the supply and installation of security and surveillance equipment and the two deliverables do not meet the separation criteria under EITF issue 00-21. The installation is not considered to be essential to the functionality of the equipment having regard to the following criteria as set out in SAB 104:

(i) The security and surveillance equipment is a standard product with minor modifications according to customers' specifications;

(ii) Installation does not significantly alter the security and surveillance equipment's capabilities; and

(iii) Other companies which possess the relevant licenses are available to perform the installation services.

In early 2006, the Company began performing much larger security installation contracts than it had been doing previously. As a marketing approach, the Company prepared standard contracts with its new larger customers, whereby 90% of the contract amount was due when installation was complete and payment of the remaining 10% was deferred for one year. Because of the newness of the larger contracts and the inability to immediately determine the amount of warranty work that would be required, the Company initially deferred recognizing the 10% of the contract amount as revenue and amortized this amount to income over the one year period. During the second and third quarters of 2006, the Company carefully monitored the warranty work requested by its customers, and determined that very little warranty work had been required to be performed.

Consequently, effective October 1, 2006, the Company reduced its estimate of future warranty requirements to approximately 1% of contract installation revenue. The fourth quarter reflects this change in the estimated warranty expenses and this fourth quarter adjustment increased revenue, tax expense and net income, by $3,557, $534 and $3,023, respectively.

Revenue from the outright sale of security and surveillance equipment is recognized when delivery occurs and risk of ownership passes to the customers.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(p) Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs included in general and administrative expenses for the years ended December 31, 2006, 2005 and 2004 amounted to $209, $0 and $0, respectively.

(q) Advertising Costs

The Company expenses advertising costs as incurred or the first time advertising takes place. During the years ended 2006, 2005 and 2004, the Company incurred approximately $134, $7, and $10, respectively.

(r) Foreign Currency Translation

The functional currency of the Company is Renminbi (“RMB”) and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions, which are not material, are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders' equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders' equity. The exchange rates adopted are as follows:-

	2006	2005	2004
Year end RMB exchange rate	7.80	8.07	8.28
Average yearly RMB exchange rate	7.97	8.19	8.28

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation

(s) Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of income as incurred. The retirement benefit expenses for 2006, 2005 and 2004 were $68, $35 and $31, respectively and are included in general and administrative expenses.

(t) Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u) Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

(v) Earnings Per Share

SFAS No. 128, Earnings Per Share, requires dual presentation of basic and diluted earnings per share (“EPS) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.  Basic EPS excludes dilution.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.  There were no dilutive securities outstanding during 2005 or 2004.

Earning per basic share of common stock is based on the weighted average number of shares of common stock outstanding during each respective period.  Earnings per diluted share of common stock adds to basic weighted shares the weighted average number of shares issuable under convertible securities, contingent issuances, stock options and warrants outstanding during each respective period, using the if-converted or treasury-stock methods.

The calculation of diluted earnings per share for 2006 has been calculated using the treasury stock method based on the weighted average number of dilutive securities outstanding during 2006.  The 1,361,748 shares of common stock which were contingently issuable in the acquisition of Cheng Feng have been included in dilutive securities from July 2006 through December 31, 2006. At December 31, 2006, warrants were outstanding to acquire 1,417,292 shares of common stock.

(w) Reclassifications

Certain amounts reported in the 2005 and 2004 financial statements have been reclassified to conform to the 2006 presentation.

(x) Recent Accounting Pronouncements

In September 2005, the Emerging Issues Task Force (EITF) ratified EITF 04-13 (EITF 04-13), "Accounting for Purchases and Sales of Inventory with the Same Counterparty." This issue addresses the circumstances under which two or more inventory purchase and sales transactions with the same counterparty should be viewed as a single exchange transaction and whether there are circumstances under which such non-monetary exchanges should be accounted for at fair value.  The adoption of EITF 04-13 is effective for new or modified agreements for fiscal periods beginning after March 15, 2006. It is not expected that the adoption of EITF 04-13 will have a material effect on our financial position or results of operations.

In November 2005, FASB Staff Position (FSP) 115-1 The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments was issued. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The FSP applies to investments in debt and equity securities and cost-method investments. The application guidance within the FSP includes items to consider in determining whether an investment

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(x)    Recent Accounting Pronouncements (continued)

is impaired, in evaluating if an impairment is other-than-temporary and recognizing impairment losses equal to the difference between the investment's cost and its fair value when an impairment is determined. The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. We do not anticipate the amendment will have a material effect on our financial position or results of operations.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." SFAS No. 155 amends SFAS No. 133 and 140. The statement applies to certain hybrid financial instruments, which are instruments that contain embedded derivatives. The new standard establishes a requirement to evaluate beneficial interests in securitized financial assets to determine if the interests represent freestanding derivatives or are hybrid financial instruments containing embedded derivatives requiring bifurcation. This new standard also permits an election for fair value re-measurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under SFAS No. 133. The fair value election can be applied on an instrument-by-instrument basis to existing instruments at the date of adoption and can be applied to new instruments on a prospective basis. SFAS No. 155 shall be effective for all financial instruments acquired, issued, or subject to a remeasurment (new basis) event occurring after the beginning of first fiscal year that begins after September 15, 2006. It is not expected that SFAS No. 155 will have a material effect on the Company's financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109.” This interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The provisions are effective for fiscal years beginning after December 15, 2006. It is not expected that FIN 48 will have a material effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset. The provisions are effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.

The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

3. ACQUISITION OF SHANGHAI CHENG FENG DIGITAL HIGH-TECH CO. LTD AND THE BUSINESS OF 4 RELATED COMPANIES

On July 6, 2006, the Company entered into a Stock Transfer Agreement (the “agreement”) relating to the acquisition of 100 percent of the equity of Cheng Feng. The acquisition was financed with proceeds from the Company's private placement of common stock. The results of operations of Cheng Feng are included in our consolidated financial statements beginning on July 6, 2006.

The Company agreed to pay RMB 120,000 (approximately $15,000) in exchange for 100% ownership of Cheng Feng, consisting of RMB 60,000 (approximately $7,500) in cash and RMB 60,000 in the Company's restricted stock. RMB 2,000 (approximately $250) of the purchase price was paid as a deposit on May 18, 2006. An additional RMB 8,000 (approximately $1,000) was paid in August 2006. The balance of the cash portion of the purchase price, RMB 50,000 (approximately $6,250), was paid in December 2006. The number of shares issuable in satisfaction of the equity portion of the purchase price is 1,361,748, which were issued in the first quarter of 2007.

The operational control of Cheng Feng passed to the Company and all the assets of Cheng Feng were acquired by the Company effective July 6, 2006. Government approval to consummate the acquisition was subsequently received. The results of Cheng Feng's operations from July 6, 2006 through December 31, 2006 are included in the Company's consolidated statement of income and comprehensive income.

The following represents the purchase price allocation at the date of the Cheng Feng acquisition:

Cash and cash equivalents	$1,143
Other current assets	3,118
Property and equipment	1,680
Other assets	598
Goodwill	8,426
Intangible assets	3,088
Current liabilities	(2,113)
Long-term liabilities	(717)
Minority interest in consolidated subsidiaries	(127)
Exchange differences	(96)
Total purchase price	$15,000

The purchase price allocation was considered final as of December 31, 2006. As a result of the goodwill impairment test we completed in the fourth quarter of 2006 in accordance with SFAS 142, we determined there were no impairment loss of goodwill during 2006.

The following table shows supplemental information of the results of operations on a pro forma basis for the years ended December 31, 2006 and 2005 as though the Cheng Feng acquisition had been completed at the beginning of 2006 and 2005:

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

3. ACQUISITION OF SHANGHAI CHENG FENG DIGITAL HIGH-TECH CO. LTD AND THE BUSINESS OF 4 RELATED COMPANIES (CONTINUED)

For the year ended December 31, 2006 (Unaudited)

	Historical		Pro Forma
	CSST	Cheng Feng	Adjustments	PRO FORMA
Revenues	$100,286	$10,258		$110,544

Income From Operations	$25,521	$1,547	$(449)	$26,619

Net Income	$21,649	$2,087	$(449)	$23,287

Net Income Per Share
Basic	$0.83			$0.87
Diluted	$0.82			$0.86

For the year ended December 31, 2005 (Unaudited)

	Historical		Pro Forma	Pro Forma
	CSST	Cheng Feng	Adjustments
Revenues	$32,688	$8,189		$40,877

Income From Operations	$7,478	$795	$(439)	$7,834

Net Income	$7,266	$937	$(439)	$7,764

Net Income Per Share
Basic	$0.39			$0.32
Diluted	$0.39			$0.32

In November 2006, the Company acquired the security and surveillance business of Jian An Ke, Shenzhen Guangdian, Shenyang Golden, and Jiangxi Golden, of which our CEO and director Guoshen Tu owned 80%, 60%, 42% and 90%, respectively. Mr. Tu did not receive any consideration for the acquisition of his interest in the Four-Related Companies. Mr. Tu and his wife Zhiqun Li, returned all their shares to the Company and the shares were granted to senior executives of the company as performance incentive. The minority shareholders of these four companies, received in aggregate 850,000 shares of our common stock.  Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products. The Company did not acquire any of the assets or liabilities of the four related companies, and the entire purchase price was allocated to intangible assets, consisting of contracts in process, non-competition agreements and the customer base.

Total intangible assets acquired by the Company amounted to $6,970. Amortization expense for the year ended December 31, 2006 was $107.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

4. ACCOUNTS RECEIVABLE

The Company provides an allowance for doubtful accounts related to its receivables. The receivables and allowance balances at December 31, 2006 and 2005 are as follows:

	2006	2005
Accounts receivable	$26,877	$11,653
Less: allowance for doubtful accounts	(123)	(10)
Accounts receivable, net	$26,754	$11,643

	2006	2005
Provision for doubtful accounts, January 1	$10	$10
Add: allowance for doubtful accounts	113	—
Provision for doubtful accounts, December 31	$123	$10

5. RELATED PARTY RECEIVABLES

The Company has receivables from several companies whose directors and shareholders are common with the Company. All receivables arise from advances made prior to the date of the reverse merger of September 22, 2005 as detailed in note 1 and from the rental of real estate properties. The receivables are classified as related party receivables on the balance sheets. The balances as of December 31, 2006 and 2005 are as follows:

	2006	2005
Related party receivables	$440	$4,019
Less: allowance for doubtful accounts	—	(236)
Related party receivables, net	$440	$3,783

	2006	2005
Provision for doubtful accounts, January 1	$236	$236
Less: bad debt recovered	(236)	—
Provision for doubtful accounts, December 31	$—	$236

The Company has leased offices to three related parties since January 1, 2004. The leases expire on December 31, 2007 and annual rental income for all periods is RMB3,960 ($507). Rental income was $496, $439 and $478 in 2006, 2005 and 2004, respectively. The rental income from the related parties was included in other income.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

6. INVENTORIES

Inventories consist of the following as of December 31, 2006 and 2005:

	2006	2005
Inventories	$19,994	$5,354
Less: allowance for obsolete inventories	(273)	(43)
Inventories, net	$19,721	$5,311

	2006	2005
Provision for obsolete inventories , January 1	$43	$43
Add: allowance for obsolete inventories	230	—
Provision for obsolete inventories, December 31	$273	$43

7. ADVANCE PAYMENTS

The Company has made payments to unrelated suppliers in advance of receiving merchandize. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $2,889 and $1,493 as of December 31, 2006 and 2005, respectively.

8. PLANT AND EQUIPMENT

At December 31, 2006 and 2005, plant and equipment, at cost, consist of

	2006	2005
Buildings	$7,450	$2,202
Leasehold improvements	888	694
Plant and equipment	267	55
Electronic equipment	669	137
Motor vehicles	938	49
	10,212	3,137
Less: accumulated depreciation	(1,873)	(1,185)
Plant and equipment, net	$8,339	$1,952

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $397, $232 and $197, respectively.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

9. LAND USE RIGHTS
Land use rights consist of the following as of December 31, 2006 and 2005

	2006	2005
Cost of land use rights	$1,445	$1,397
Less: accumulated amortization	(293)	(255)
Land use rights, net	$1,152	$1,142

Amortization expense for the years ended December 31, 2006, 2005 and 2004 was $29, $28 and $28, respectively.

Estimated amortization expense for the next five years and thereafter is as follows:

2007	$29
2008	29
2009	29
2010	29
2011	30
Thereafter	1,006
Total	$1,152

10. INTANGIBLE ASSETS

	2006	2005
Acquired customer base from the Four-Related Companies (life of 5 years)	$5,840	$—
Acquired contracts in progress from the Four-Related Companies (life of 2 months)	177	—
Acquired non-competition contracts from the Four-Related Companies (life of 5 years)	953	—
Acquired surveillance software and patents from Cheng Feng (life of 5 years)	3,159	—
Acquired surveillance recording system from Yuan Da (life of 5 years)	511	511
Less: accumulated amortization	(643)	—
Intangible assets, net	$9,997	$511

The Company acquired Cheng Feng and businesses of the Four-Related Companies during 2006. The valuations and allocation of the intangible assets was determined by a third party appraisal firm.

The Company's intangible assets from Yuan Da represent the value determined by an independent accounting firm for the intellectual property pertaining to a surveillance recording system developed by Yuan Da which was acquired by the Company on December 31, 2005.

Amortization expense for the years ended December 31, 2006, 2005 and 2004 was $643, $0 and $0, respectively.

Estimated amortization expense for the next five years and thereafter is as follows:

2007	$1,706
2008	1,987
2009	2,784
2010	2,145
2011	1,145
Thereafter	230
Total	$9,997

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

11. EQUITY IN AFFILIATED COMPANIES

Prior to the acquisition by the Company, Cheng Feng owned 36.5% of Shanghai Yiruida, a non-public Chinese entity. The investment balance in Shanghai Yiruida at June 30, 2006 was $7. Shanghai Yiruida was sold to a third party for approximately $320 in November 2006 and a gain of $307 on the sale was recorded in other income.

12. NOTES PAYABLE

The following is a summary of our short-term and long-term notes payable as of December 31, 2006 and 2005:

	2006	2005
Bank loans	$4,282	$—
Less: current portion	(2,272)	—
Long-term portion	$2,010	$—

	Long-term notes	Short-term notes	Total
2007	$222	$2,050	$2,272
2008	212	—	212
2009	223	—	223
2010	236	—	236
2011	248	—	248
Thereafter	1,091	—	1,091
Total	$2,232	$2,050	$4,282

On August 16, 2006, the Company entered into a loan agreement with a Chinese bank. The Company borrowed RMB 10,000 (approximately $1,281) with an annual interest rate of 5.94%. The loan is due on February 16, 2007, and the interest is payable at the end of each month. The loan agreement requires the Company to use the loan proceeds only for the Company's operations. The bank has the right to increase the interest rate and demand repayment of the entire loan principal and unpaid interest if the Company uses the loan for purpose other than operations. The loan is guaranteed by the CEO of the Company.

Long term liabilities are long term loans from banks. As of December 31, 2006, total long term liabilities were $2,232, is a 10-year loan borrowed from China Construction Bank for the purposes of purchasing new office premises in Shenzhen. This loan was granted on September 27, 2006, maturing on September 26, 2016, with an annual interest rate of 7.524%.

On November 1, 2005, Cheng Feng entered into a loan agreement with a Chinese bank in its amount of RMB 6,000 (approximately $769) with an annual interest rate of 5.76%. The loan is due on November 7, 2007, and the interest is payable at the end of each quarter. The loan agreement requires the Company to use the loan proceeds only for the Company's operations. The bank has the right to increase the interest rate and demand repayment of the entire loan principal and unpaid interest if the Company uses the loan for purpose other than operations.

The loan is guaranteed by two third-party companies. According to the guaranty and security agreement, the loan is also collateralized by the office building owned by the Company and the personal assets of Chief Executive Officer of Cheng Feng. The Company is also required to pay the guarantors a loan default fee equal to 20% of the loan amount plus interest at 10.7% if the loan is in default.

The Company is required to pay the guarantors an annual guaranty fee equal to 2.5% of the loan principal amount and an annual management and security fee equal to 3% of the loan principal. The Company prepaid these fees in November 2005 and amortizes the fees throughout the loan term.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

13. DEFERRED INCOME

Deferred income balances as of December 31, 2006 and 2005 were $831 and $887 respectively, and represented amounts invoiced but deferred as revenue as an estimated warranty reserve in accordance with the accounting policy in note 2(o).

14. DUE TO DIRECTOR

The Company has received advances from a director. The advances are non-interest bearing and are repayable upon demand. The balances due to the director were $76 and $70, at December 31, 2006 and 2005, respectively.

15. INCOME TAXES

(a)    Corporation Income Tax (“CIT”)

CSST is governed by the Income Tax Laws of the PRC. The PRC federal statutory tax rate is 30% and the local tax rate is 3%. CSST's operating companies, Golden Group and Cheng Feng enjoyed the following preferential tax benefits:

Golden Group is located in the Shenzhen Special Economic Zone and its corporate income tax rate is 15% for the years ended December 31, 2006, 2005, 2004 and future years.

Cheng Feng is located in Shanghai and its corporate tax rate ranges from 7.5% to 15% as it receives lower tax rates as a high-tech company. As a software company, it is exempt from local taxes.

The reconciliation of income taxes/(tax benefit) computed at the PRC federal and local statutory tax rate applicable to software and high-tech enterprises operating in Shanghai and in the Shenzhen Special Economic Zone in the PRC, to income tax expense is as follows:

	2006	2005	2004
PRC Federal and local statutory tax rate	33%	33%	33%

Computed expected expense	$8,848	$2,655	$2,186
Temporary differences	37	(529)	(62)
Non-deductible items	489	135	10
Non-taxable items	(107)	(2)	(28)
Tax losses not recognized	30	—	—
Difference arising from differential tax rates	11	—	—
Others	(9)	—	(41)
Over/(under) provision	(92)	(31)	—
Preferential tax treatment	(5,318)	(1,448)	(1,192)
Income tax expense	$3,889	$$780	$873

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

15. INCOME TAXES (CONTINUED)

The provision for income taxes for each of the three years ended December 31, 2006, 2005, and 2004 are summarized as follows:

	2006	2005	2004
Current	$3,802	$1,370	$873
Deferred	87	(590)	—
	$3,889	$780	$873

The tax effects of temporary differences that give rise to the Company's net deferred tax assets and liabilities as of December 31, 2006 and 2005 are as follows:

	2006	2005
Deferred income tax assets:
Deferred income	$125	$133
Depreciation	462	474
Deferred income tax liability:
Provision for doubtful debt	(84)	(17)
Net deferred tax assets	$503	$590

Deferred income tax assets:
Current portion	$125	$130
Non-current portion	462	460
	587	590
Less: Deferred income tax liability -current portion	(84)	—
	$503	$590

(b)    Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in the PRC, the normal VAT rate for domestic sales is 17%, which is levied on the invoiced value of sales and is payable by the purchaser. For companies in the Shenzhen Special Economic Zone, the VAT rate is 4%, which is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority.

For software sales that are inter-company transactions which have been eliminated in consolidation, the applicable VAT rate is 3% under the relevant tax concession for “high-tech” corporations. The Company needs to pay the full amount of VAT calculated at 17% of the invoiced value of sales as required and subsequently receives a refund on 14% of the invoiced value of sales.

The VAT refundable balance was $23 at December 31, 2006 and VAT payable balance was $63 at December 31, 2005.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

16. COMMITMENTS AND CONTINGENCIES

(a)    Leases

During 2006, 2005 and 2004, the Company's branches leased offices in various cities in the PRC. The lease agreements expire on various dates through October 15, 2007. Rent expense for the years ended December 31, 2006, 2005 and 2004 was approximately $118, $53 and $22, respectively.

Future minimum lease payments for these office leases for the year ending December 31, 2007 amount to $66.

(b)    Warranty commitments

The Company issues a one year warranty with the sales of its surveillance and security systems. See note 2(o) for the calculation of this commitment.

(c)    Research and Development Commitment

The Company has established a strategic partnership with Beijing University under which the Company will provide funds to Beijing University for the research and development of video surveillance and security products. Under the agreement, the Company has agreed to provide Beijing University a maximum amount of RMB 2,000 ($256). The Company has paid RMB500 ($63) during 2006.

17. SUBSEQUENT EVENTS

Notes Purchase Agreement

On February 20, 2007, the Company completed a Notes Purchase Agreement with Citadel Equity Fund Ltd. for a $60,000 guaranteed senior unsecured convertible notes financing. This financing replaced the existing bridge financing that was closed on February 8, 2007 in which the Company issued to Citadel $60,000 aggregate principal amount of Senior Notes. The notes will bear interest at a rate of 1% and are due in 2012. The notes carry an initial conversion price of $18 per share. The net proceeds will be used for the Company's working capital and acquisition plan.

Equity Incentive Plan

On February 7, 2007, the Board of Directors of adopted the 2007 Equity Incentive Plan, which provides for grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares (collectively, the “Awards”). Thereafter, on February 16, 2007, the Company filed a registration statement on Form S-8 registering the shares issuable pursuant to the 2007 Plan.

On February 27, 2007, the Company granted an aggregate of 1,052,100 shares of restricted stock pursuant to the 2007 Plan to 383 employees and consultants of the company. These shares will vest with respect to each of the 383 employees and consultants over a period of four years.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

2,333,334 shares of common stock

PROSPECTUS

_______ , 2007

Dealer Prospectus delivery obligation

----------------------------------------------

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$3,757
Printing Fees and Expenses	12,500
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	6,000
Blue Sky Fees and Expenses	2,000
Transfer Agent and Registrar Fees	1,500
Miscellaneous	10,000
Total	$65,757

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

 Item 15. Recent Sales of Unregistered Securities

On April 24, 2007, we entered into a Notes Purchase Agreement with Citadel pursuant to which the Company issued and sold to Citadel $50 million Guaranteed Senior Unsecured Convertible Notes due 2012. The notes carry an initial conversion price of $23.6 per share. If the notes are not converted before its maturity, the notes will be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15.0% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest. The offer and sale of the Notes were made in an offshore transaction pursuant to Regulation S under the Securities Act.

On February 16, 2007, we entered into a Notes Purchase Agreement with Citadel pursuant to which the Company issued and sold to Citadel $60 million Guaranteed Senior Unsecured Convertible Notes due 2012. The notes carry an initial conversion price of $18 per share. If the notes are not converted before its maturity, the notes will be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15.0% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest. The offer and sale of the Notes were made in an offshore transaction pursuant to Regulation S under the Securities Act.

On December 19, 2006, we issued 1,361,748 shares of our common stock to the former owners of all of the issued and outstanding common stock of Cheng Feng in connection with our acquisition of Chen Feng. Prior to the acquisition of Cheng Feng, no material relationship existed between the Company and the Sellers and/or their affiliates, directors, officers or any associate of an officer or director. These stock issuances were made in an offshore transaction pursuant to Regulation S under the Securities Act.

On November 27, 2006, we entered into an agreement with three accredited investors, two of whom are qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, whereby we agreed to sell an aggregate of 1,538,462 shares of our common stock for a consideration of $10 million at a price of $6.50 per share. There was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In November 2006, we issued an aggregate of 850,000 shares of our common stock to the minority shareholders of the Four-Related Companies pursuant to our acquisition of the Four-Related Companies. These stock issuances were made in an offshore transaction pursuant to Regulation S under the Securities Act.

In October 2006, we issued 50,000 shares of our common stock to Hayden Communications, Inc. as payment for their investor relationship services rendered pursuant to a consulting agreement dated February 9, 2006. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

On July 31, 2006, we issued 4,634,592 units to 26 accredited investors for an aggregate gross cash purchase price of $16,221,093 at a price of $3.50 per share. Each unit consists of one share of our common stock and a warrant to purchase one-fifth of one share of our common stock. We also issued warrants to purchase 324,421 shares of our common stock with an exercise price of $4.20 to two placement agents as compensation for their services in connection with the private placement. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On April 4, 2006, we completed a private placement in which we sold 2,666,667 shares of our common stock at a price of $3.00 per share for aggregate gross proceeds of $800,000 to certain accredited investors. We also issued warrants to purchase 416,667 shares of our common stock to certain entities as compensation for their services in connection with the private placement, 150,000 of which have an exercise price of $3.80 per share, while the remaining 266,667 are exercisable at a price of $3.00 per share.  The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In March 2006, we issued 100,000 shares of common stock to Terence Yap as payment for his services rendered. The value attributed to these shares was $350,000 ($3.50 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

In October 2005, we issued 200,000 shares of common stock to shareholders of Yuanda in connection with our acquisition of Yuanda. The value attributed to these shares was $500,000 ($2.50 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

In September 2005, we granted warrants to purchase 100,000 shares of our common stock to Rubenstein Investor Relations, Inc. and its officers with an exercise price of $1.85 as payment for the investor relationship services rendered. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

In September 2005, we issued 8,138,000 shares of our common stock to stockholders of Safetech. The total consideration for the 8,138,000 shares of our common stock is 50,000 shares of capital stock of Safetech, which is all the issued and outstanding capital stock of Safetech. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the stockholders of Safetech was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D under the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit Number	Description

2.1
Plan of Merger by and between China Security & Surveillance Technology, Inc., a BVI corporation, and China Security & Surveillance Technology, Inc., a Delaware corporation, dated September 30, 2006 (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 4, 2006).

2.2
Share Exchange Agreement, dated as of July 22, 2005, between the registrant and China Safetech Holdings Limited (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

3.1
Certificate of Incorporation of the registrant (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 4, 2006).

3.2	By-laws of the registrant (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 4, 2006).

4.1
Notes Purchase Agreement, dated February 5, 2007, by and between the registrant and Citadel Equity Fund Ltd. (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2007).

4.2
Share Pledge Agreement, dated February 8, 2007, by and among Citadel Equity Fund Ltd., The Bank of New York, Guoshen Tu, Zhiqun Li and Whitehorse Technology Limited (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2007).

4.3	Form of the Notes (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2007).

4.4
Notes Purchase Agreement, dated February 16, 2007, by and among the registrant, Safetech, CSST HK, CSST PRC, Golden, Cheng Feng and Citadel Equity Fund Ltd. (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2007).

4.5
Indenture, dated February 16, 2007, among the registrant, Safetech, CSST HK and The Bank of New York (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2007).

4.6
Investor Rights Agreement, dated February 16, 2007, among the registrant, Safetech, CSST HK, CSST PRC, Golden, Cheng Feng, Guoshen Tu, Zhiqun Li, Whitehorse Technology Limited and Citadel Equity Fund Ltd. (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2007).

4.7
Supplemental Indenture, dated March 29, 2007, among the Company, Safetech, CSST-HK and The Bank of New York (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007).

4.8
Amendment to the Investor Rights Agreement, dated March 29, 2007, among the Company, Safetech, CSST-HK, CSST-PRC, Golden, Cheng Feng, Mr. Tu, Ms. Li, Whitehorse and Citadel (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007).

4.9
Notes Purchase Agreement by and among the Company, Chain Star, Safetech, CSST HK, CSST PRC, Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, Hongtianzhi, Shixing, Tongxing and Citadel, dated April 24, 2007 (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2007).

4.10
Indenture by and among the Company, Chain Star, Safetech, CSST HK and The Bank of New York, dated April 24, 2007 (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2007).

4.11
Amended and Restated Investor Rights Agreement by and among the Company, Chain Star, Safetech, CSST HK, CSST PRC, Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, Hongtianzhi, Shixing, Tongxing, Mr. Tu, Ms. Li, Whitehorse and Citadel, dated April 24, 2007 (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2007).

4.12
Second Supplemental Indenture by and among the Company, Chain Star, Safetech, CSST HK and The Bank of New York, dated April 24, 2007 (herein incorporated by reference from the registrant’s report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2007).

5
Opinion of Thelen Reid Brown Raysman & Steiner LLP (herein incorporated by reference from the registrant’s initial registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.1
Equity Purchase Agreement, dated as of July 22, 2005, by and among the registrant, Whitehorse Technology Limited and First Asia International Holdings Limited (herein incorporated by reference from the registrant’s report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

10.2
Equity Transfer Agreement, dated as of October 25, 2005, by and among the registrant, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.3
Amendment No. 1 to the Equity Transfer Agreement, dated as of April 28, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.4
Amendment No. 2 to the Equity Transfer Agreement, dated as of May 25, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li. (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.5
Securities Purchase Agreement, dated as of April 4, 2006, among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.6
Registration Rights Agreement, dated as of April 4, 2006, among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.7
Cooperation Agreement, dated as of February 17, 2006, by and between Golden Group Corporation (Shenzhen) Limited and Graduate School (Shenzhen) of Beijing University (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.8
Consulting Agreement, dated as of February 8, 2006, by and between the registrant and Terence Yap (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.9
Amendment No. 1 to Consulting Agreement, dated as of June 27, 2006, by and between the registrant and Terence Yap (herein incorporated by reference from the registrant’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2006).

10.10
Form of Securities Purchase Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.11
Form of Registration Rights Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.12	Form of Warrant (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.13
Form of Escrow Agreement, dated July 6, 2006, by and among the registrant, certain investors and Thelen Reid & Priest LLP (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.14
Framework Agreement, dated July 6, 2006, by and among the registrant, China Safetech Holdings Limited and shareholders of Shanghai Cheng Feng Digital Technology Co., Ltd (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 7, 2006). (English Summary)

10.15
Form of Waiver and Amendment to Securities Purchase Agreement, dated July 26, 2006, by and among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.16
Form of Second Waiver and Amendment, dated July 27, 2006, by and among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.17
Asset Purchase Agreement, dated September 5, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited and Jian Golden An Ke Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.18
Asset Purchase Agreement, dated September 5, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited and Shenzhen Golden Guangdian Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.19
Asset Purchase Agreement, dated September 5, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited and Shenyang Golden Digital Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.20
Asset Purchase Agreement, dated September 5, 2006, by and among the registrant, Golden Group Corporation (Shenzhen) Limited and Jiangxi Golden Digital Technology Co. Ltd. (English Summary) (herein incorporated by reference from the registrant’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2006).

10.21
China Security & Surveillance Technology, Inc. 2007 Equity Incentive Plan (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2007).

10.22
Letter Agreement Regarding Stock Purchase, dated as of November 27, 2006, by and among the registrant and certain investors (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2006).

10.23
Strategic Cooperation Agreement, dated September 28, 2006, by and between the registrant and China Construction Bank. (English Translation) (herein incorporated by reference from the registrant’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2007).

14	Code of Ethics (herein incorporated by reference from the registrant’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2006).

21	List of Subsidiaries (herein incorporated by reference from the registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 1, 2007)

23.1	Consent of GHP Horwath, P.C. *

23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC. *

24	Power of Attorney (included on signature page).

99.1	Form of Restricted Stock Grant Agreement (herein incorporated by reference from the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007).

99.2
Real Property Trust Agreement, dated August 21, 2006, by and between Zhiqun Li and Golden Group Corporation (Shenzhen) Limited (English Translation) (herein incorporated by reference from the registrant’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2007).

*Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China, on the 7th day of May, 2007.

China Security & Surveillance Technology, Inc.

By:  /s/ Guoshen Tu

Guoshen Tu
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 7, 2007:

SIGNATURE	TITLE

/s/ Guoshen Tu	Chief Executive Officer, President and Director
Guoshen Tu	(Principal Executive Officer)

*	Vice President and Director
Terence Yap

*	Chief Operating Officer and Director
Shufang Yang

*	Vice President and Director
Jianguo Jiang

*	Vice President, Director and Secretary
Lingfeng Xiong

*By:	/s/ Terence Yap
Terence Yap Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of GHP Horwath, P.C.

23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC.